UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☒  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to § 240.14a-12

THE HILLSHIRE BRANDS COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 12, 2013

Dear Hillshire Brands Stockholder:

It is my pleasure to invite you to The Hillshire Brands Company’s 2013 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, October 24, 2013 at 9:30 a.m. (CDT), at The Westin Chicago Northwest, 400 Park Boulevard, Itasca, Illinois 60143. At the meeting, we will focus on the business items listed in the notice of the meeting, which follows on the next page.

We are pleased to again furnish our proxy materials to you over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs, and reducing the environmental impact, of our annual meeting. On September 12, 2013, we mailed to our stockholders a Notice containing information about the meeting and instructions on how to access our 2013 proxy statement and annual report and vote online. We also are mailing paper copies of our proxy statement and other proxy materials to stockholders who have requested them. The proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement and annual report, if you only received a Notice by mail, or (ii) elect to receive your proxy statement and annual report over the Internet next year, if you received them by mail this year.

Your vote is important. We encourage you to vote promptly, whether or not you plan to attend the meeting. You may authorize a proxy to vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may authorize a proxy to vote by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding these three methods of voting are contained on the Notice or proxy card.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Christopher B. Begley

Chairman

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to be held on October 24, 2013

Hillshire Brands’ proxy statement and 2013 annual report are available at

www.hillshirebrands.com/annualmeeting.

NOTICE OF THE 2013

ANNUAL MEETING OF STOCKHOLDERS

The 2013 Annual Meeting of Stockholders of The Hillshire Brands Company will be held on Thursday, October 24, 2013, at 9:30 a.m. (CDT), at The Westin Chicago Northwest, 400 Park Boulevard, Itasca, Illinois 60143 for the following purposes:

1.	to elect the 9 directors named in the attached proxy statement;

2.	to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for fiscal year 2014;

3.	to hold an advisory vote to approve named executive officer compensation; and

4.	to transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on September 3, 2013 are entitled to notice of and to vote at the Annual Meeting.

Your vote is important. Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors or the advisory vote on named executive officer compensation in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please follow the instructions on the voting instruction form.

Whether or not you plan to attend the meeting, we urge you to authorize your proxy to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

By Order of the Board of Directors

Kent B. Magill
Executive Vice President, General Counsel and Corporate Secretary

September 12, 2013

ADMISSION TO THE 2013 ANNUAL MEETING

An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Hillshire Brands common stock as of the close of business on September 3, 2013 will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership.

•	If your Hillshire Brands shares are registered in your name and you received your proxy materials by mail, an admission ticket is attached to your proxy card.

•

If your Hillshire Brands shares are registered in your name and you received or accessed your proxy materials electronically over the Internet, click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the registration desk at the Annual Meeting.

•

If your Hillshire Brands shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you will still be permitted to attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned shares of Hillshire Brands common stock on September 3, 2013.

No cameras, recording devices or large packages will be permitted in the meeting room.

INFORMATION ABOUT THE HILLSHIRE BRANDS COMPANY

The Hillshire Brands Company, a Maryland Corporation, is a manufacturer and marketer of high-quality, brand name food products and a leader in food solutions for the retail and foodservice markets. The address of our principal executive office is 400 South Jefferson Street, Chicago, Illinois 60607 and our telephone number is +1.312.614.6000. Our corporate Web site is located at www.hillshirebrands.com. Information contained on our Web site does not constitute part of this proxy statement. References to “Hillshire Brands,” “we,” “our” or the “Company” refer to The Hillshire Brands Company.

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

Our Annual Meeting will be held on Thursday, October 24, 2013, at 9:30 a.m. (CDT), at The Westin Chicago Northwest, 400 Park Boulevard, Itasca, Illinois 60143. The telephone number of The Westin Chicago Northwest is +1.630.773.4000. The doors to the meeting room will open for admission at 9:00 a.m. Directions to The Westin Chicago Northwest are posted at www.hillshirebrands.com.

An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Hillshire Brands common stock as of the close of business on September 3, 2013 will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership. No cameras, recording devices or large packages will be permitted in the meeting room.

Under appropriate circumstances, we may provide assistance or a reasonable accommodation to attendees of the Annual Meeting who require assistance to gain access to the meeting or to receive communications made at the meeting. If you would like to request such assistance or accommodation, please contact our Investor Relations Department at The Hillshire Brands Company, 400 South Jefferson Street, Chicago, Illinois 60607, or at +1.312.614.6000, regarding your request as far in advance of the Annual Meeting as possible. Please note that we may not be able to accommodate all requests.

Information About Proxy Materials

Why you received this proxy statement.    You have received these proxy materials, including this proxy statement, because Hillshire Brands’ Board of Directors (the “Board”) is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares. On September 12, 2013, we mailed to our stockholders of record as of the close of business on September 3, 2013 a Notice containing information about the meeting and instructions on how to access this proxy statement and our annual report online. We also mailed paper copies of this proxy statement and our annual report to stockholders who have requested them. If you own Hillshire Brands common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one Notice or set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting Hillshire Brands’ transfer agent, Computershare Shareowner Services LLC, at +1.888.422.9881 (toll free) or +1.201.680.6678 (international), or shrrelations@cpushareownerservices.com.

Notice of Electronic Availability of Proxy Statement and Annual Report.    As permitted by SEC rules, Hillshire Brands is making this proxy statement and its annual report available to its stockholders electronically via the Internet. On September 12, 2013, we mailed to our stockholders a Notice containing information about the meeting and instructions on how to access this proxy statement and our annual report and how to authorize your proxy to vote your shares online or by telephone. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may authorize your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Householding.    SEC rules permit us to deliver a single Notice or set of Annual Meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or proxy materials, contact Broadridge Financial Solutions, Inc. at +1.800.542.1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices or proxy materials for your household, please contact Broadridge at the above phone number or address.

Information About Voting

Stockholders can vote in person at the Annual Meeting or authorize a proxy to vote their shares. There are three ways to authorize your proxy:

•	By Telephone — Stockholders located in the United States can authorize a proxy by telephone by calling +1.800.690.6903 and following the instructions on the proxy card;

•	By Internet — You can authorize your proxy over the Internet at www.proxyvote.com by following the instructions on the Notice or proxy card; or

•	By Mail — If you received your proxy materials by mail, you can authorize your proxy by mail by signing, dating and mailing the enclosed proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on October 23, 2013. If you hold shares in the Hillshire Brands Common Stock Fund under any of Hillshire Brands’ retirement or savings plans, your voting instructions for those shares must be received by 5:00 p.m. (EDT) on October 22, 2013 to allow sufficient time for voting by the trustees and administrators of the plans.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote. Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please follow the instructions on the voting instruction form.

If you authorize a proxy to vote your shares, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, some or none of the nominees for director and whether your shares should be voted for or against each of the other proposals. If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:

•	FOR the election of the 9 nominees for directors named in this proxy statement;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for fiscal year 2014; and

•	FOR the advisory vote to approve named executive officer compensation.

You may revoke or change your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting in person at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a properly executed proxy),

(3) authorizing a subsequent proxy through the Internet or telephone, or (4) sending a written revocation to Hillshire Brands’ Corporate Secretary, Kent B. Magill. Your most current proxy card or telephone or Internet proxy is the one that is counted.

Each share of Hillshire Brands common stock is entitled to one vote. The record date for determining stockholders entitled to notice of and to vote at the Annual Meeting is September 3, 2013. As of September 3, 2013, there were 123,207,753 shares of Hillshire Brands common stock outstanding.

Information for Hillshire Brands Employees Who are Stockholders

If you are a Hillshire Brands employee who is a stockholder, or if you hold shares in the Hillshire Brands Common Stock Fund under any of Hillshire Brands’ retirement or savings plans (the “Savings Plans”) or participate in The Hillshire Brands Company Direct Investment Plan, you will receive one proxy for all accounts registered in the same name. If all of your accounts are not registered in the same name, you will receive a separate proxy for each account that is registered in a different name. If you participate in the Savings Plans, your proxy card will serve as voting instructions to the trustees of those plans for shares allocated to your account, as well as a proportionate share of any unallocated shares and unvoted shares. If you fail to give voting instructions to the trustees, your shares will be voted by the trustees in the same proportion as shares held by the trustees for which voting instructions have been received. To allow sufficient time for voting by the trustees and administrators of the Savings Plans, your voting instructions for shares held in the Savings Plans must be received by 5:00 p.m. (EDT) on October 22, 2013.

Information Regarding Tabulation of the Vote

Hillshire Brands has a policy that all proxies, ballots and votes tabulated at a meeting of stockholders are confidential, and the votes will not be revealed to any Hillshire Brands employee or anyone else, other than to the non-management tabulator of votes or an independent election inspector, except (1) as necessary to meet applicable legal requirements, (2) if a stockholder writes comments on the proxy card directed to Hillshire Brands’ Board or management, or (3) in the event a proxy solicitation in opposition to the election of one or more of the Board’s nominees for director is initiated. Representatives of Broadridge Financial Solutions, Inc. will tabulate votes for this year’s Annual Meeting.

Quorum Requirement

A quorum is necessary to hold a valid meeting. If stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker does not vote on some matter on the proxy card because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Information about Votes Necessary for Action to be Taken

Nine directors have been nominated for election at the Annual Meeting. Hillshire Brands’ Bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee in order for that nominee to be elected. Only votes “for” or “against” are counted as votes cast with respect to a director. Abstentions and broker non-votes will have no effect. If a nominee who currently is serving as a director does not receive the affirmative vote of at least a majority of the votes cast, Maryland law provides that the director would continue to serve on Hillshire Brands’ Board as a “holdover director.” However, under our Corporate Governance Guidelines, each holdover director is required to tender his or her resignation to the Board promptly after the stockholder vote has been certified. Under the Guidelines, the independent directors (excluding the director who tendered the resignation) will decide whether to accept the resignation or whether other action should be taken, and publicly disclose its decision and rationale, within 90 days.

For each proposal other than the election of directors, the affirmative vote of a majority of votes cast on the proposal is necessary for approval. Abstentions and broker non-votes will have no effect on these items because they are not considered votes cast.

Other Business to be Considered

The Board does not know of any business that may be properly brought before the Annual Meeting other than the proposals described in this proxy statement. However, if any other matter properly comes before the Annual Meeting, including any stockholder proposal omitted from the proxy statement and form of proxy pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, your proxies will act on such matter in their discretion.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Hillshire Brands has adopted Corporate Governance Guidelines, which are available at www.hillshirebrands.com on the “Investor Relations” page under the link “Corporate Governance”. The Guidelines contain general principles regarding the functions of Hillshire Brands’ Board and Board Committees.

Director Independence

Hillshire Brands’ Corporate Governance Guidelines require that a substantial majority of the Board be comprised of independent directors. For a director to be considered independent under the listing standards of the New York Stock Exchange (“NYSE”), the Board must affirmatively determine that a director has no direct or indirect material relationship with Hillshire Brands. The Board has adopted categorical standards to assist it in making determinations regarding independence. These standards are contained in Hillshire Brands’ Corporate Governance Guidelines and conform to and exceed the independence criteria specified by the NYSE. These categorical standards specify the criteria by which the independence of Hillshire Brands’ directors will be determined, including whether a director or any member of the director’s immediate family has had certain past employment relationships or other affiliations with Hillshire Brands or Hillshire Brands’ independent registered public accountants.

After considering these categorical standards, the listing standards of the NYSE and any other relationships between the directors and Hillshire Brands, the Board determined that Todd A. Becker, Christopher B. Begley, Ellen L. Brothers, Virgis W. Colbert, Laurette T. Koellner, Craig P. Omtvedt, Sir Ian Prosser, Jonathan P. Ward and James D. White are independent. Sean M. Connolly is not independent because he is an executive officer of Hillshire Brands.

Process for Nominating Potential Director Candidates

The Corporate Governance, Nominating and Policy Committee of Hillshire Brands’ Board is responsible for screening potential director candidates and recommending qualified candidates to the full Board for nomination. In evaluating potential director candidates, the Committee considers the qualifications listed in Hillshire Brands’ Corporate Governance Guidelines. The Committee also considers diversity among the existing Board members, including racial and ethnic background and gender, as outlined in the Board Membership Criteria section of the Corporate Governance Guidelines.

The Corporate Governance, Nominating and Policy Committee considers recommendations of potential candidates from incumbent directors, management and stockholders. Any recommendation submitted by a stockholder to the Corporate Governance, Nominating and Policy Committee must include the same information concerning the potential candidate and the stockholder, and must be received in the time frame, as would be required under Article I, Section 10 of Hillshire Brands’ Bylaws if the stockholder wished to nominate the candidate directly. From time to time the Committee also retains search firms to assist it in identifying potential director candidates. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the required information described above, should be submitted in writing to Hillshire Brands’ Corporate Secretary, Kent B. Magill, at The Hillshire Brands Company, 400 South Jefferson Street, Chicago, Illinois 60607.

Code of Conduct

Hillshire Brands’ Global Business Standards, the company’s written corporate code of business conduct and ethics, embody Hillshire Brands’ long-standing history of requiring adherence to high standards of ethical conduct and business practices. The Global Business Standards are available on Hillshire Brands’ Web site at www.hillshirebrands.com on the “Our Company” page under the link “Business Practices.” All of Hillshire Brands’ officers, directors and employees, including its Chief Executive Officer, Chief Financial Officer and principal accounting officer, are required to comply with the Global Business Standards.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with one or more members of Hillshire Brands’ Board, including the Chair of any Committee of the Board, by writing to the Board, or a specific Committee Chair or director at:

Board of Directors

(or specific Committee Chair or director)

c/o Kent B. Magill, Corporate Secretary

The Hillshire Brands Company

400 S. Jefferson Street

Chicago, Illinois 60607

Hillshire Brands’ Board has instructed the Corporate Secretary to forward communications to the Board or to individual directors, as appropriate; however, the Board also has instructed the Corporate Secretary to review all correspondence received and, in his discretion, not forward correspondence that is unrelated to the duties and responsibilities of the Board. Examples of such inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions), or raises grievances that are personal to the person submitting the communication. Upon request, any director may review any communication that is not forwarded to the directors pursuant to this policy.

The Audit Committee of the Board has established procedures for employees, stockholders and others to submit confidential and anonymous reports of suspected illegal or unethical behavior, violations of Hillshire Brands’ Global Business Standards or concerns regarding Hillshire Brands’ accounting, internal accounting controls or auditing matters. Reports may be made by sending an email to business.practices@hillshirebrands.com, posting a report at www.hillshirebrandsresourceline.com or by calling +1.800.285.7964 (available toll-free outside the U.S. using the local AT&T Direct access number).

Board Leadership Structure

The position of Chairman of the Board of Hillshire Brands is held by a non-management director, Christopher B. Begley, whom the Board has determined is independent from the company within the meaning set forth in the NYSE listing standards. The Board implemented this leadership structure in connection with the completion of the spin-off (the “Spin-Off”) of our former international coffee and tea business in June 2012. We believe this structure continues to be optimal for Hillshire Brands because it allows the Chief Executive Officer to focus on managing and operating the business. At the same time, the Chairman of the Board can focus on the leadership of the Board and overall strategy of the business.

Executive Sessions

Pursuant to Hillshire Brands’ Corporate Governance Guidelines, non-management directors meet in regularly scheduled executive sessions without management. The Chairman, who is a non-management director, chairs all regularly scheduled executive sessions of the Board and also has authority to convene meetings of the non-management directors at any time with appropriate notice.

Risk Oversight

Hillshire Brands’ Board has overall responsibility for risk oversight. Each year, Hillshire Brands’ management and the Board jointly develop and prioritize a list of the most significant risks facing the company. Throughout the year, the Board and committees of the Board dedicate a portion of their meetings to reviewing and discussing specific risks in greater detail. The Board as a whole exercises oversight responsibilities with respect to strategic, operational and competitive risks, risk policies and processes relating to capital, credit and liquidity, and risks related to succession of our Chief Executive Officer and other members of senior management. The Board also has delegated responsibility for the oversight of specific risks to Board committees. The Audit Committee oversees Hillshire Brands’ risk policies and processes relating to our financial statements and financial reporting processes, regulatory compliance and commodity purchasing practices. The Corporate Governance, Nominating and Policy Committee oversees risks related to Hillshire Brands’ governance structure and arising from related person transactions, and oversees processes and risks related to regulatory or legislative risks, our public policy initiatives and similar matters. The Compensation and Employee Benefits Committee provides oversight of risk policies and processes relating to the management of our pension plans and risks that may be created by our compensation programs and management resources, structure and succession planning.

Compensation Risk

The Compensation and Employee Benefits Committee (the “Compensation Committee”) has undertaken, with the assistance of its independent compensation consultant, a comprehensive review of compensation policies and practices throughout Hillshire Brands to assess the risks presented by such policies and practices. Based on this review, we have determined that such policies and practices are not reasonably likely to have a material adverse effect on Hillshire Brands. In reaching this determination, we have taken into account the following design elements of our compensation programs and policies and practices: mixture of cash and equity opportunities, mixture of performance time horizons, mixture of time-based and performance-based pay vehicles, use of financial metrics that are easily capable of audit, avoidance of uncapped rewards, use of stock ownership requirements at senior management levels, a broad clawback policy and a rigorous auditing, monitoring and enforcement environment.

Attendance at Annual Meeting

As stated in Hillshire Brands’ Corporate Governance Guidelines, each director is expected to attend all annual meetings of stockholders. All of the directors who were then serving on the Board attended the 2012 annual meeting.

Governance Documents

All of Hillshire Brands’ current corporate governance documents and policies, including its Corporate Governance Guidelines, Audit, Compensation, Corporate Governance, Nominating and Policy and Executive Committee charters and Global Business Standards, are available at www.hillshirebrands.com and in print to any stockholder who requests them.

Review of Transactions with Related Persons

The Board has adopted a written policy regarding the review and approval of transactions, involving certain persons, that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as “related person transactions.” A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers and beneficial owners of 5% or more of our common stock. Under the written policy, Hillshire Brands’ Corporate Governance, Nominating and Policy Committee is responsible for reviewing and approving any related person transactions and will consider factors it deems appropriate, including:

•	the approximate dollar amount involved in the transaction, including the amount payable to the related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest;

•

whether the transaction involves the provision of goods or services to Hillshire Brands that are available from unaffiliated third parties and, if so, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•	the purpose of the transaction and any potential benefits to Hillshire Brands.

There are no related person transactions to report in this proxy statement.

Relationship with Executive Compensation Consultant

Hillshire Brands’ Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FWCook”) as its independent executive compensation consultant. FWCook reports directly to the Compensation Committee and the Compensation Committee may replace FWCook or hire additional consultants at any time. A representative of FWCook attends meetings of the Compensation Committee, as requested, and communicates with the Chair of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of Hillshire Brands’ executive officers. None of Hillshire Brands’ management participated in the Compensation Committee’s decision to retain FWCook as the Compensation Committee’s independent executive compensation consultant.

FWCook provides various executive compensation services to the Compensation Committee with respect to Hillshire Brands’ executive officers and other key employees pursuant to a written consulting agreement with the Compensation Committee. The services FWCook provides under the agreement include advising the Compensation Committee on the principal aspects of Hillshire Brands’ executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of Hillshire Brands’ program design and Hillshire Brands’ award values in relationship to its performance.

The Compensation Committee regularly reviews the services provided by its outside consultant and believes that FWCook is independent in providing executive compensation consulting services to the Compensation Committee. The scope of FWCook’s business is providing executive compensation consulting services and it does not provide, directly or indirectly through affiliates, any non-executive compensation services, such as pension consulting or human resource outsourcing. In addition, in its consulting agreement with the Compensation Committee, FWCook agrees to advise the Chair of the Compensation Committee if any potential conflicts of interest arise that could cause FWCook’s independence and loyalty to be questioned, and to not undertake any projects for Hillshire Brands management except at the request of the Chair of the Compensation Committee and as agent for the Compensation Committee.

MEETINGS AND COMMITTEES OF THE BOARD

The Board held seven meetings during fiscal 2013 and has the following standing committees: Audit, Compensation, Corporate Governance, Nominating and Policy, Executive and Qualified Legal Compliance. The following table and narrative describe the current membership of these committees. All of the directors attended at least 75% of the total of all the meetings of the Board and Board committees on which he or she served during fiscal 2013.

Each standing Board committee operates pursuant to a written charter. Copies of the charters for the Audit, Compensation, Corporate Governance, Nominating and Policy and Executive Committees are available on Hillshire Brands’ Web site at www.hillshirebrands.com on the “Our Company” page under the link “Committee Charters.”

Name	Audit		Compensation and Employee Benefits		Corporate Governance, Nominating and Policy		Executive
Todd A. Becker	X
Christopher B. Begley	X				X		X	*
Ellen L. Brothers			X
Virgis W. Colbert			X		X
Sean M. Connolly							X
Laurette T. Koellner	X	*			X		X
Craig P. Omtvedt	X
Sir Ian Prosser	X				X	*	X
Jonathan P. Ward			X	*	X		X
James D. White			X

*	Committee Chair

Audit Committee.    The Audit Committee assists the Board in its oversight of, among other things, Hillshire Brands’ accounting and financial reporting principles and policies and internal controls and procedures; the integrity of Hillshire Brands’ financial statements and the independent audit thereof; compliance with legal and regulatory requirements and Hillshire Brands’ compliance programs; and the evaluation of the qualifications, independence and performance of Hillshire Brands’ independent registered public accountants and lead audit partner, and the performance of Hillshire Brands’ internal audit function. The Audit Committee met twelve times during the year and regularly meets privately with the head of the internal audit department and with the independent registered public accountants. The Audit Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the NYSE and SEC rules. The Board has determined that all members of the Audit Committee are financially literate pursuant to the listing standards of the NYSE, and has designated Laurette T. Koellner as an “audit committee financial expert” as defined in SEC rules.

Compensation and Employee Benefits Committee.    The Compensation Committee, among other things, reviews and approves Hillshire Brands’ compensation philosophy covering corporate officers and other senior management employees; reviews the competitiveness of Hillshire Brands’ total compensation practices; determines the annual base salaries and incentive awards to be paid to, and approves the annual salaries of, corporate officers and other senior management employees; approves the terms and conditions of proposed incentive plans applicable to corporate officers and other senior management employees; approves and administers Hillshire Brands’ employee benefit plans; oversees the management of our retirement plans; and

reviews and approves special hiring and severance arrangements for corporate officers and other senior management employees. The Compensation Committee has delegated to the Committee Chair responsibility for the review and approval of any corporate officer’s, or other designated senior executive’s, hiring, severance or relocation arrangement that deviates materially from Hillshire Brands’ standard policies, procedures and programs. The Compensation Committee also may form and delegate authority to subcommittees or the Chair when it deems appropriate. The Compensation Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the NYSE. The Compensation Committee met four times during the year.

Corporate Governance, Nominating and Policy Committee.    The Corporate Governance, Nominating and Policy Committee, among other things, reviews and considers corporate governance policies and practices from time to time; evaluates potential director candidates and recommends qualified candidates to the full Board; and reviews the executive resources and oversees Hillshire Brands’ activities and positions on significant corporate social responsibility and public policy matters. The Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the NYSE. The Corporate Governance, Nominating and Policy Committee met four times during the year.

Executive Committee.    The Executive Committee exercises the authority of the Board on matters delegated to it by the Board from time to time and exercises the powers of the Board between meetings of the Board. The Executive Committee meets on a periodic basis, as needed, and did not meet during the year.

Qualified Legal Compliance Committee.    The Qualified Legal Compliance Committee was established to facilitate the confidential receipt, retention and consideration of reports, made by attorneys retained or employed by Hillshire Brands, of evidence of a material violation of U.S. federal or state securities law, a material breach of a duty arising under federal or state law, or a similar material violation of any U.S. federal or state law by Hillshire Brands or any of its officers, directors, employees or agents. The Committee is comprised solely of non-management directors, all of whom are independent within the meaning of the listing standards of the NYSE and SEC rules. The Qualified Legal Compliance Committee is comprised of the members of the Audit Committee and the chair of the Corporate Governance, Nominating and Policy Committee, who also serves as the chair of the Committee. The Qualified Legal Compliance Committee meets on an as needed basis, and did not meet during the year.

PROPOSAL 1: ELECTION OF DIRECTORS

Directors Elected Annually

Hillshire Brands’ directors are elected each year by the stockholders at the Annual Meeting. We do not have a staggered board. Nine directors are nominated for election at this year’s Annual Meeting. Each director’s term will last until the 2014 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified.

Information about the Nominees for Election to the Board of Directors

Board Composition.    We believe that our directors should possess the highest personal and professional integrity and values, and be committed to representing the long-term interests of our stockholders. We further believe that the backgrounds and qualifications of our directors, considered as a group, should provide a blend of business experience and competence, and professional and personal abilities, that will allow the Board to fulfill its responsibilities. The Corporate Governance, Nominating and Policy Committee works with the Board to determine the appropriate mix of these backgrounds and qualifications that would establish and maintain a Board with strong collective abilities. Although it does not have a written policy, the Board considers diversity among the existing Board members, including racial, ethnic background and gender diversity, when identifying and evaluating nominees for directors.

To fulfill these objectives, the Board has determined that it is important to nominate directors with the skills and experiences set forth below, among others. The experiences, qualifications and skills that the Board considered in each director’s re-nomination are included in their individual biographies.

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Leadership Experience.    We believe that directors with experience in significant leadership positions over an extended period, especially CEO positions, generally possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others. They also generally possess a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

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Industry Experience.    We seek to have directors with experience as executives, directors or in other leadership positions in industries relevant to our business, including consumer packaged goods, branded products, retail or consumer product manufacturing.

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Operational Experience.    We believe that directors who are current or former executives with direct operational responsibilities bring valuable practical insight to helping develop, implement and assess our operating plan and business strategy. Operational experience includes experience in areas such as marketing, supply chain, sustainability and commodity management.

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Public Company Board and Corporate Governance Experience.    Directors with experience as executives or directors of other publicly traded companies generally are well prepared to fulfill the Board’s responsibilities of overseeing and providing insight and guidance to management, and help further our goals of greater transparency, accountability for management and the Board, and protection of stockholder interests.

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Financial or Accounting Acumen.    We believe that an understanding of finance and financial reporting processes enables our directors to evaluate, and understand the impact of business decisions on, our financial statements and capital structure. In addition, accurate financial reporting and robust auditing are critical to our ongoing success.

In addition, when evaluating the suitability of individuals for nomination, the Corporate Governance, Nominating and Policy Committee considers other appropriate factors, including whether the individual satisfies applicable independence requirements.

Director Nominees.    The following information is furnished with respect to each nominee for election as a director. All of the nominees currently are directors. Current director Virgis W. Colbert is retiring and is not standing for re-election at our annual meeting. The Company expresses appreciation to Mr. Colbert for his many years of dedicated service on the Board.

If a nominee is unavailable to serve as a director, your proxies may vote in their discretion for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. The ages of the nominees are as of October 24, 2013.

TODD A. BECKER    President and Chief Executive Officer of Green Plains Renewable Energy, Inc. (ethanol producer) since January 2009 and a director since March 2009. He previously served as President and Chief Operating Officer of Green Plains from October 2008 to December 2008 and as Chief Executive Officer of VBV LLC (precursor to Green Plains) from May 2007 to October 2008. Prior to that Mr. Becker was Executive Vice President of Sales and Trading at Global Ethanol (ethanol producer) from May 2006 to May 2007, and before that worked for ten years with ConAgra Foods (consumer food company) in various management positions including Vice President of International Marketing for ConAgra Trade Group and President of ConAgra Grain Canada. Mr. Becker became a director of Hillshire Brands in June 2012. Age 48.

Director Qualifications

•    Leadership, Industry, Operational and Public Company Board and Corporate Governance Experience and Financial or Accounting Acumen — serves as chief executive officer and as a director of a publicly traded company; previously served in management of a large consumer food company; over 10 years of experience in commodity procurement.

CHRISTOPHER B. BEGLEY    Retired Executive Chairman of Hospira, Inc. (global specialty pharmaceutical and medication delivery company) from March 2011 to January 2012. Mr. Begley was elected Chairman of Hospira in May 2007 and served as Chief Executive Officer from April 30, 2004, when Hospira was spun off from Abbott Laboratories (health care products), to March 2011. Prior to that, he served in various positions with Abbott, including as Senior Vice President, Hospital Products from 2000 to April 2004, Senior Vice President, Chemical and Agricultural Products from 1999 to 2000, Vice President, Abbott Health Systems from 1998 to 1999, and Vice President, MediSense Operations, in 1998. He became a director of Hillshire Brands in October 2006. Mr. Begley also serves as a director of Devry Inc. and Zimmer Holdings, Inc. Age 61.

Director Qualifications

•    Leadership, Operational and Public Company Board and Corporate Governance Experience and Financial or Accounting Acumen — previously served as chairman and chief executive officer of a publicly traded company; serves as a director of other publicly traded companies.

ELLEN L. BROTHERS.    Retired Executive Vice President of Mattel, Inc. (toy products) and President, American Girl (a subsidiary of Mattel) from July 2000 to December 2012. Prior to that, Ms. Brothers was employed by Pleasant Company, which was acquired by Mattel in July 1998, as Senior Vice President of Operations from November 1998 to July 2000, Vice President of the Catalogue Division from January 1997 to November 1998, and Vice President of Catalogue Marketing from July 1998 to November 1998. Ms. Brothers became a director of Hillshire Brands in June 2012. She previously served as a director of Bare Escentuals, Inc. Age 57.

Director Qualifications

•    Leadership, Industry, Operational and Public Company Board and Corporate Governance Experience — served as an executive officer of a large publicly traded company, with broad responsibility for general management, marketing and financial results; previously served as a director of another publicly traded company.

SEAN M. CONNOLLY    President and Chief Executive Officer of The Hillshire Brands Company and director since June 2012; Executive Vice President of Sara Lee Corporation and Chief Executive Officer, Sara Lee North American Retail and Foodservice, from January 2012 to June 2012. Prior to joining Hillshire Brands, Mr. Connolly served as President of Campbell North America, the largest division of Campbell Soup Company (branded convenience food products) from October 2010 to December 2011, President, Campbell USA from 2008 to 2010, and President, North American Foodservice from 2007 to 2008. Before joining Campbell Soup in 2002, Mr. Connolly served in various marketing and brand management roles at Procter & Gamble (branded consumer packaged goods) for a decade. Age 48.

Director Qualifications

•    Leadership, Industry, Operational Experience and Financial or Accounting Acumen — serves as president and chief executive officer of Hillshire Brands; previously served as president of branded food and foodservice businesses, with broad responsibility for management and financial results; over 10 years of marketing and brand management experience.

LAURETTE T. KOELLNER    Executive Chairman of International Lease Finance Corporation since June 2012. Retired Senior Vice President of The Boeing Company (aerospace manufacturer) and President of Boeing International from April 2006 to January 2008. Ms. Koellner served as President of Connexion by Boeing from December 2004 until April 2006, Executive Vice President and Chief Human Resources and Administration Officer of Boeing from 2002 to December 2004, member of the Office of the Chairman from March 2002 to December 2003, Senior Vice President and President of Shared Services Group of Boeing from 2000 to 2002, Vice President and Corporate Controller of Boeing from 1999 to 2000, and Vice President and General Auditor of Boeing from 1996 to 1999. Ms. Koellner became a director of Hillshire Brands in January 2003. She also serves as a director of Celestica Inc. and previously served as a director of American International Group Inc. Age 59.

Director Qualifications

•    Leadership, Operational, Public Company Board and Corporate Governance Experience and Financial or Accounting Acumen — former executive officer of a publicly traded company and president of an international subsidiary; previously served as Corporate Controller & General Auditor of a global publicly traded company, and as Vice President of Internal Audit, Corporate Controller and President of a subsidiary of a global publicly traded company; serves as a director of other large publicly traded companies.

CRAIG P. OMTVEDT    Retired Senior Vice President and Chief Financial Officer of Fortune Brands, Inc. (consumer products company) from 2000 to October 2011, and advisor to Beam Inc., the successor to Fortune Brands, in 2012. Mr. Omtvedt joined Fortune Brands in 1989 and served as Senior Vice President and Chief Accounting Officer from 1998 to 1999, Vice President and Chief Accounting Officer from 1997 to 1998; Vice President, Deputy Controller and Chief Internal Auditor from 1996 to 1997, Deputy Controller from 1992 to 1996, and Director of Audit from 1989 to 1992. Mr. Omtvedt became a director of Hillshire Brands in October 2012. He also serves as a director of Oshkosh Corporation and General Cable Corp. Age 64.

Director Qualifications

•    Leadership, Industry, Operational, Public Company Board and Corporate Governance Experience and Financial or Accounting Acumen — former chief financial officer of a large, global publicly traded company; previously served as chief accounting officer of a global publicly traded company; serves as a director of other large publicly traded companies.

SIR IAN PROSSER    Retired Chairman of InterContinental Hotels Group PLC (hotel business). He held various offices with InterContinental Hotels Group PLC and its precursors, Six Continents PLC and Bass PLC, since 1969, including serving as Chairman from 1987 through December 2003, Chief Executive Officer from 1987 to 2000, Group Managing Director from 1984 to 1987, and Finance Director from 1978 to 1984. Sir Ian has been a director of Hillshire Brands since October 2004. He previously served as the non-executive Deputy Chairman of BP plc and as a non-executive director of GlaxoSmithKline plc and JKX Oil & Gas plc. Sir Ian is Chairman of the Navy, Army and Air Force Institutes, the BP Pension Trustees Limited board and the Aviva Staff Pension Trustee Limited. Age 70.

Director Qualifications

•    Leadership, Industry, Operational and Public Company Board and Corporate Governance Experience; Financial or Accounting Acumen — served as Chairman, director and executive officer of several global publicly traded companies that sell branded services and consumer beverages; qualified as a Chartered Accountant, served in finance roles in his career and served on the audit committees of several large publicly traded companies.

JONATHAN P. WARD    Operating Partner, Kohlberg & Co. (investment firm) since July 2009. Former Chairman of the Chicago office of Lazard Ltd. (investment banking), and Managing Director, Lazard Freres & Co., LLC from November 2006 to June 2009. Mr. Ward served as Chairman and Chief Executive Officer of The ServiceMaster Company (national service company) from 2002 to 2006, and President and Chief Executive Officer of ServiceMaster from 2001 to 2002. Mr. Ward was President and Chief Operating Officer of R.R. Donnelley & Sons Company (commercial printing company) from 1997 to 2001. He became a director of Hillshire Brands in October 2005. Mr. Ward currently serves as a director of Hub Group, Inc. and KAR Auction Services, Inc., and he previously served as a director of First Horizon and United Stationers Inc. Age 59.

Director Qualifications

•    Leadership, Operational and Public Company Board and Corporate Governance Experience, Financial or Accounting Acumen — served as executive officer, including as chief executive officer, of two service companies and two companies providing financial and investment services; serves on the board and previously served as chairman of publicly traded companies.

JAMES D. WHITE    Chairman of the Board of Directors, President and Chief Executive Officer of Jamba, Inc. (restaurant retailer franchisor) since December 2008. Mr. White previously served as Senior Vice President of Consumer Brands for Safeway, Inc. (North America food and drug retailer) from 2005 to 2008, Senior Vice President of Business Development, North America for the Gillette Company (consumer products company) from 2002 to 2005, Vice President, Customer Interface Group of Nestlé Purina (Ralston Purina Petcare Company) (pet food manufacturer) from 1999 to 2002, Vice President, Customer Development, East of Nestlé Purina from 1997 to 1999, and Vice President and Managing Director, Midwest of Nestlé Purina from 1994 to 1997. Mr. White became a director of Hillshire Brands in October 2012. Age 52.

Director Qualifications

•    Leadership, Industry, Operational, Public Company Board and Corporate Governance Experience and Financial or Accounting Acumen — serves as president and chief executive officer of a publicly traded company, with broad responsibility for general management, marketing and financial results; serves as chairman of the board of a publicly traded company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR ALL OF THE NOMINEES.

DIRECTOR COMPENSATION

Following is a description of Hillshire Brands’ compensation program for non-management directors in fiscal 2013. Directors who are Hillshire Brands employees do not receive compensation for their services as directors. The Corporate Governance, Nominating and Policy Committee regularly reviews the compensation paid to non-management directors and recommends changes to Hillshire Brands’ Board, as appropriate. Directors do not receive any meeting or attendance fees.

Annual Retainers

	Cash Retainer (1)	Restricted Stock Units (2)
All non-management directors	$80,000	$120,000
Additional Compensation:
Chairman of the Board	$75,000	$75,000
Audit Committee — Chair	$10,000	$10,000
Chairs of other Committees	$5,000	$5,000
Audit Committee — members	$3,750	$3,750

(1)	A director may elect to receive shares of Hillshire Brands common stock or restricted stock units (“RSUs”) in lieu of all or a portion of his or her cash retainer.
(2)	RSUs vest one year after the date of grant but are not converted into shares of Hillshire Brands common stock until six months after the director leaves Hillshire Brands’ Board (one month for RSUs granted after June 28, 2012).

Directors may elect to defer all or a portion of their annual cash retainers into a non-qualified, unfunded deferred compensation program. At the election of the director, amounts deferred under the Deferral Program will earn a return equivalent to the return on an investment in (i) an interest-bearing account, earning interest based on the current cost to Hillshire Brands at the beginning of each plan year of issuing debt with a five-year maturity (the rate for calendar 2013 is 2.08%), or (ii) a stock equivalent account, earning a return based on our stock price and accruing dividend equivalents. The amounts deferred, dividend equivalents and any appreciation or accrued interest are paid in cash or in shares of Hillshire Brands common stock, as applicable, on dates selected by the director. Hillshire Brands does not pay above market rates or preferential rates under its deferred compensation plans.

Fiscal 2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Todd A. Becker	83,707	124,222	—	207,929
Christopher B. Begley	163,717	208,623	—	372,340
Ellen L. Brothers	80,000	120,461	—	200,461
Virgis W. Colbert	77,500	123,998	—	201,498
Laurette T. Koellner	90,000	135,601	—	225,601
Craig P. Omtvedt	55,833	145,323	—	201,156
Sir Ian Prosser	86,250	133,489	—	219,739
Jonathan P. Ward	82,500	130,197	5,000	212,697
James D. White	53,333	140,481	—	193,814

(1)	Represents the amount of cash compensation earned by each director in fiscal 2013 for Board and Committee service, including amounts Mmes. Brothers and Koellner elected to defer into the deferred compensation program, and Messrs. Becker and Begley elected to receive in shares of Hillshire Brands common stock or RSUs.

(2)	Represents the full grant date fair value of RSUs granted in fiscal 2013, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) using the closing market price of Hillshire Brands’ common stock on the date of grant. As described above, each non-management director receives an RSU award each year and also may elect to receive Hillshire Brands common stock or RSUs in lieu of all or a portion of his or her cash retainer. This column includes only the grant date fair value for non-elective RSU awards plus any RSUs acquired through reinvestment of dividend equivalents; any annual cash retainer that a director elects to receive in the form of Hillshire Brands common stock or RSUs is included in the “Fees Earned or Paid in Cash” column. The number of outstanding RSUs held by each non-employee director at the end of fiscal 2013 is shown below; no director holds options. For directors, RSUs vest one year after the grant date but are not converted into shares of Hillshire Brands common stock until six months after the director leaves the Board (or one month after the director leaves the Board, for RSUs granted after June 28, 2012).

Name	Number of Outstanding RSUs
Todd A. Becker	6,366
Christopher B. Begley	19,397
Ellen L. Brothers	6,173
Virgis W. Colbert	14,874
Laurette T. Koellner	18,111
Craig P. Omtvedt	5,035
Sir Ian Prosser	17,590
Jonathan P. Ward	16,885
James D. White	4,882

(3)	Non-management directors may participate in Hillshire Brands’ Matching Grants Program on the same basis as Hillshire Brands employees. Under the Matching Grants Program, the Hillshire Brands Foundation or Hillshire Brands matches personal contributions made to eligible nonprofit organizations up to $5,000 each calendar year. The table above reflects matching contributions made by Hillshire Brands on behalf of Mr. Ward ($5,000).

HILLSHIRE BRANDS STOCK OWNERSHIP BY DIRECTORS

AND EXECUTIVE OFFICERS

This table includes information regarding the amount of common stock beneficially owned by Hillshire Brands’ named executive officers, directors and director nominees as of September 3, 2013. In general, “beneficial ownership” includes those shares an individual has the power to vote or transfer, and options that are exercisable currently or that become exercisable within 60 days. The persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

No person or group named in the table owns more than 1% of the outstanding shares of common stock or has pledged any shares of Hillshire Brands common stock as security.

Name	Shares of Common Stock	Options Currently Exercisable or Exercisable within 60 days	Restricted Stock Units and Stock Equivalents (1)
Todd A. Becker	4,297	—	6,381
Christopher B. Begley	14,059	—	19,442
Ellen L. Brothers	—	—	6,187
Andrew P. Callahan	21,756	—	3,494
Virgis W. Colbert	729	—	14,913
Sean M. Connolly	20,866	—	8,099
Thomas P. Hayes	13,419	—	3,494
Maria Henry	5,764	—	5,822
Laurette T. Koellner	2,965	—	18,177
Kent B. Magill	1,744	—	5,158
Craig P. Omtvedt	—	—	5,050
Sir Ian Prosser	1,857	—	17,654
Jonathan P. Ward	411	—	16,946
James D. White	—	—	4,896
Directors and executive officers as a group (17 persons)	102,806	—	136,808

(1)	Includes restricted stock units (RSUs) and, for Mr. Connolly, shares of restricted common stock granted under Hillshire Brands’ Long-Term Incentive Stock Plans and, for Mmes. Brothers and Koellner and Messrs. Hayes and Ward, stock equivalent balances held under Hillshire Brands’ Deferred Compensation Plans. Does not include performance stock units (PSUs) granted to Hillshire Brands executive officers under Hillshire Brands’ Long-Term Incentive Stock Plans because PSUs vest only if and to the extent predetermined performance goals are achieved. RSUs, PSUs and stock equivalents do not have voting rights, but are credited with dividend equivalents. For executive officers, RSUs and restricted common stock vest and are converted into shares of common stock as the vesting period lapses, and PSUs vest and are converted into shares of common stock if and to the extent that specific performance goals are achieved. For directors, RSUs vest one year after the grant date but are not converted into shares of Hillshire Brands common stock until six months after the director leaves the Board (or one month after the director leaves the Board, for RSUs granted after June 28, 2012).

HILLSHIRE BRANDS STOCK OWNERSHIP CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding each person who, we believe, beneficially owned more than 5% of Hillshire Brands’ outstanding common stock as of September 3, 2013. There are no arrangements known to Hillshire Brands that may result in a change in control of Hillshire Brands upon the occurrence of some future event.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	9,415,851	7.72%

(1)	Based solely upon information as of December 31, 2012, contained in a Schedule 13G filed with the SEC on January 30, 2013. The Schedule 13G states that BlackRock, Inc. has sole voting and dispositive power over 9,415,851 shares of Hillshire Brands common stock.

EXECUTIVE COMPENSATION

EXECUTIVE SUMMARY

The Compensation Discussion and Analysis that follows describes how the Compensation Committee ultimately decided to compensate the following officers in fiscal 2013:

•	Sean M. Connolly, our President and Chief Executive Officer;

•	Maria Henry, our Executive Vice President, Chief Financial Officer;

•	Andrew P. Callahan, our Executive Vice President and President, Retail;

•	Thomas P. Hayes, our Executive Vice President and Chief Supply Chain Officer; and

•	Kent B. Magill, our Executive Vice President, General Counsel and Corporate Secretary.

We generally refer to these individuals in this proxy statement as the “named executive officers.”

Our Executive Compensation Objectives

Our executive compensation program is based upon achieving the following objectives:

•	aligning the compensation of our executive officers with the long-term interests of our stockholders;

•	providing a total compensation opportunity that allows us to attract and retain talented executive officers, and motivate them to achieve exceptional business results; and

•

ensuring that our executive officers’ total compensation opportunities are competitive in comparison with our peers, that our incentive compensation is performance-based, and that our programs are consistent with high standards of corporate governance and evolving market practices within our industry.

Our executive compensation objectives are an integral part of our “pay-for-performance” culture. We believe in the transparency of our compensation practices so that both our employees and stockholders understand these programs and how the programs can affect business results.

Business Review

On June 28, 2012, Hillshire Brands completed the Spin-Off of our former international coffee and tea business into an independent, publicly traded company named D.E. MASTER BLENDERS 1753 N.V. (“DEMB”). As a result of the Spin-Off and following several significant business divestitures, fiscal 2013 marked our first year as a focused food company that conducts business predominantly in the United States.

In fiscal 2013, we made progress on our plan to deliver strong and sustainable stockholder returns, including the following highlights:

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Adjusted net sales increased 0.4% to $3,920 million and adjusted operating income increased 12.5% to $363 million. The terms “adjusted net sales” and “adjusted operating income” are non-GAAP measures. For a reconciliation to the most directly comparable U.S. GAAP measures, see the section of our fiscal 2013 annual report entitled “Financial Review—Non-GAAP Financial Measures”.

•

In June 2012, we announced that we expected to deliver $100 million of savings between 2013 and 2015. At that time, initiatives to deliver $65 million of savings had been identified. We have now identified the remaining $35 million of cost savings, as well as approximately $45 million of additional savings expected through 2016. The cost savings are expected to result from improved revenue management, supply chain and support processes.

•

In fiscal 2013, we returned $61 million in cash dividends to stockholders and, in August 2013, announced an increase in our cash dividend to an annualized rate of $0.70 per shares, a 40% increase from the prior annualized rate.

•	In August 2013, we announced that we are targeting repurchases of approximately $200 million of shares of stock over the next two fiscal years under our pre-existing stock repurchase programs.

•	During the one-year period from June 30, 2012 through June 29, 2013, we generated total shareholder return of 15.4%.

Fiscal 2013 Executive Compensation

At the beginning of fiscal 2013, the Compensation Committee established a total direct compensation opportunity for each of our senior executive officers, including the named executive officers. Total direct compensation opportunity consists of base salary, a target annual incentive award opportunity and a target long-term incentive award.

For fiscal 2013, the Compensation Committee updated the metrics used as performance measures for our Annual Incentive Plan (the “AIP”) and selected both financial and strategic metrics. Consistent with the financial performance measures that are important to Hillshire Brands stockholders, annual incentive opportunity was based on achievement of net sales (weighted 20%), earnings before interest and tax (weighted 20%) and average working capital (weighted 20%) targets. In addition, in order to measure the effectiveness of our strategic focus and marketing investments, annual incentive opportunity also was based on the achievement of goals relating to growth in market share (weighted 20%) and a target percentage of media, advertising and promotion (“MAP”) spend divided by net sales (weighted 20%). The same set of performance measures was used for all participants, including our named executive officers. For fiscal 2013, all AIP participants, including our named executive officers, received payouts at 104.2% of their respective target payout opportunities.

Furthermore, in fiscal 2013, we continued to seek to closely align the interests of our senior executive officers with our stockholders through the use of stock options and performance share units (“PSUs”). The PSUs are payable based on the total shareholder return performance of Hillshire Brands relative to a peer group (the “TSR peer group”) during fiscal 2013 – 2015. Any earned PSUs are settled in shares of Hillshire Brands common stock.

Our CEO’s Fiscal 2013 Compensation Opportunity

In fiscal 2013, Mr. Connolly received a target annual incentive opportunity of $900,000 under the AIP. As noted above, the same set of performance measures was used for all participants, including our named executive officers. Mr. Connolly’s target annual incentive opportunity, which represented 100% of his annual base salary, was determined by the Compensation Committee based on its review of peer group data and after consultation with its independent compensation consultant. Mr. Connolly also received fiscal 2013 — 2015 long-term incentive awards with a total target value of $3.0 million delivered in the form of stock options (50%) and PSUs (50%).

Additional details about the compensation of Mr. Connolly follow under “Compensation Discussion and Analysis.”

Key Highlights of our Executive Compensation Program

Key highlights of our executive compensation program include:

•

Approximately 98% of the votes cast at our 2012 Annual Meeting supported our executive compensation program.    Our Compensation Committee reviewed the results of the advisory vote and determined that last year’s vote demonstrates strong investor support for our current executive compensation program and made no changes in response to such vote.

•

Our Compensation Committee relies on the advice of FWCook, an independent compensation consultant who provides no other services to the Company.    The Compensation Committee has sole authority to retain and terminate, and to approve the fees and other retention terms, for the independent compensation consultant.

•

None of our named executive officers has an employment agreement that guarantees the terms of compensation regardless of performance.    The Company believes that special agreements are unnecessary, and officers are already covered under our Severance Plans for Corporate Officers (“Severance Plans”).

•

We require our executives to hold stock through robust stock ownership guidelines which feature a retention ratio.    Our stock ownership guidelines require executive officers to own a significant amount of Hillshire Brands common stock (five times salary for our Chief Executive Officer and three times salary for other named executive officers). In addition, our guidelines have a retention/holding feature that requires executives to retain 50% of all shares received, on a post-tax basis. If the minimum required ownership level is not achieved in five years, executives are required to retain 100% of all shares received, on a post-tax basis, until they have achieved the required ownership level. After reaching the required ownership level, executives are thereafter required to continue to retain 50% of all shares received, on a post-tax basis.

•

Our fiscal 2013 – 2015 award program generally provides for a minimum three-year cliff vesting schedule for awards.    Our long-term incentive compensation award program is designed to motivate and retain talented executive officers through a multi-year performance and vesting period and reward them for achieving long-term financial results that are aligned with our stockholders’ interests.

•

Our fiscal 2013 – 2015 award program utilizes a relative performance metric for PSUs.    The PSUs are payable based on our total shareholder return performance relative to our TSR peer group during fiscal 2013 — 2015.

•

We have the ability to “clawback” compensation.    We can cancel outstanding AIP and long-term equity incentive awards if the holder of the award engages in an activity that is contrary or harmful to our interests. In addition, the Compensation Committee may increase or decrease the amount paid out under an AIP or PSU award if the original payout amount was calculated based on financial results that are subsequently restated due to material noncompliance with the SEC’s financial reporting requirements.

•

We structure our compensation programs so as to avoid incentives to take excessive risk.    The Compensation Committee undertook, with the assistance of its independent compensation consultant, a comprehensive review of the Company’s compensation policies and practices to assess the risk associated with such policies and practices. As described above under “Corporate Governance – Compensation Risk,” the Compensation Committee determined that such policies and practices are not reasonably likely to have a material adverse effect on Hillshire Brands.

•

We do not provide excise tax reimbursements or gross-ups on any change in control benefits.    Our plan that covers termination of employment in connection with a change in control of Hillshire Brands (the “CIC Plan”) does not provide for reimbursement of executive officers for excise taxes they may incur in connection with a change in control. The CIC Plan is included in our Severance Plans.

•

We have a policy prohibiting the hedging of Company common stock.    All of Hillshire Brands’ officers, directors and employees, including the named executive officers, are prohibited from engaging in “short sales” or trading in puts, calls or other options on Hillshire Brands’ common stock.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program

The Components of Our Executive Compensation Program

The principal components of our executive compensation program and the purpose of each component are presented in the table below, along with our target competitive position for each component. Our objective is to align all target positions to the median value of our peer group. We measure our program’s competitiveness both by individual benchmark positions as well as by salary bands, which are composed of many positions that we consider to have similar responsibilities and impact on business results.

Compensation Component	Target Competitive Position (in aggregate for all positions)	Purpose
Base salary	Equal to the peer group median.	Fixed component of pay intended to compensate an executive officer fairly for the responsibility level of the position held.
Annual incentive awards	Target opportunities were set in relationship to the peer group median. Actual payouts may exceed or be less than target based upon achievement of corporate and strategic performance objectives.	Variable component of pay intended to motivate and reward an executive officer’s contribution to achieving our short-term/annual objectives.
Long-term incentives	Target opportunities are set in relationship to the peer group median; actual payouts may exceed or be less than target based upon our stock price and financial performance.	Variable component of pay intended to motivate and reward an executive officer’s contribution to achieving our long-term objectives and to align the interests of our executives with those of our stockholders.
Post-termination compensation (severance and change in control)	Equal to the peer group median.	Fixed component of pay intended to provide temporary income following an executive officer’s involuntary termination of employment and, in the case of a change in control, to also help provide continuity of management through the transaction.

How We Position Executive Pay

The Compensation Committee uses a peer group as a competitive reference point when determining the total compensation package for the Company’s executive officers, including the named executive officers. In anticipation of the Spin-Off, Hillshire Brands engaged Mercer Consulting (“Mercer”) to assist with developing a post-Spin-Off peer group. The peer group includes food product and beverage companies with a North American operational focus that align with Hillshire Brands’ business, and thus reflect the companies with which we compete for executive talent and for customers, companies to which investors look for alternative investments (i.e., compete for capital) and companies that are comparable to us in terms of revenue and market capitalization. The peer group revenues range from one-third to 3x the revenue levels that were expected post-Spin-Off. The peer group of 15 U.S.-based publicly-traded companies was reviewed by the Compensation Committee’s independent compensation consultant and reviewed and approved by our Compensation Committee.

For fiscal 2013, the peer group consisted of the following 15 companies, which were the same companies used to evaluate fiscal 2012 compensation decisions:

Campbell Soup Company	Hormel Foods Corporation
The Clorox Company	McCormick & Company, Incorporated
ConAgra Foods Inc.	Ralcorp Holdings Inc.
Dean Foods Company	Sanderson Farms, Inc.
Del Monte Foods	Smithfield Foods, Inc.
Dr. Pepper Snapple Group, Inc.	The J.M. Smucker Company
Flowers Foods, Inc.	Treehouse Foods, Inc.
The Hershey Company

For fiscal 2014, Hillshire Brands engaged Mercer to re-evaluate our peer group to better reflect Hillshire Brands’ current competitors for talent, customers and capital and to better align our revenue and market capitalization with that of our peers. The fiscal 2014 peer group, which has been reviewed by the Compensation Committee’s independent compensation consultant and reviewed and approved by our Compensation Committee, reflects the addition of Beam Inc., Brown-Forman Corporation, Chiquita Brands International, Inc., Church & Dwight Co., Inc., Constellation Brands, Inc., Dole Food Company, Inc., Energizer Holdings, Inc., Green Mountain Coffee Roasters, Inc., Kellogg Company, Monster Beverage Corporation, Snyder’s-Lance, Inc. and The WhiteWave Foods Company. Dean Foods Company, Ralcorp Holdings Inc., Smithfield Foods, Inc. and Del Monte Foods were eliminated due to spin-off and mergers and acquisition activity.

In addition, we rely on various sources of compensation and benefits survey data for ascertaining the competitive market for the named executive officers. We use survey data of our peer group and other similar industry profiles developed by national compensation consulting firms, such as AonHewitt, Mercer and Towers Watson. We have a high confidence level in the accuracy standards applied to the data produced in these surveys by these organizations. When analyzing compensation data, statistical techniques such as regression analysis are used to adjust the data for differences in company size. During this process, we measure target and actual pay levels within each compensation component and in the aggregate. We also review the mix of our compensation components with respect to fixed versus variable, short-term versus long-term, and cash versus equity-based pay. This information is presented annually to the Compensation Committee for its review.

How We Set the Compensation Mix

Each year, the Compensation Committee conducts a review of the relative mix of our compensation components to those of our compensation peer group. Specifically, we review the total direct compensation opportunity (that is, the sum of base salary, target annual incentive award opportunity and target long-term incentive grant-date fair value) in the following categories:

•	fixed versus variable;

•	short-term versus long-term; and

•	cash versus equity-based.

The Compensation Committee’s goal with respect to each of these categories is to allocate total direct compensation in a manner that is market competitive with our peer group because the peer group represents the companies against which we compete for executive talent and to motivate executive officers to maximize stockholder value.

The allocations that the Compensation Committee applied with respect to fiscal 2013 are as follows:

Compensation Allocation for Total Target Direct Compensation
			Sean M. Connolly	Other Named Executive Officers
Fixed (Salary)	/	Variable (Annual + Long-Term Incentive Value)	19%/81%	26%-31%/69%-74%
Short-Term (Salary + Annual Incentive Value)	/	Long-Term (Long-Term Incentive Value)	38%/62%	45%-53%/47%-55%
Cash (Salary + Annual Incentive Value)	/	Equity-Based (Long-Term Incentive Value)	38%/62%	45%-53%/47%-55%

The differences between the mixes of compensation components for Mr. Connolly as compared to the compensation components for the other named executive officers are generally comparable to the mix of our peer group. These differences reflect the desire for the Chief Executive Officer to have the greatest percentage of target total direct compensation in the form of variable incentive compensation, and for the majority of such variable incentive compensation to be in the form of long-term compensation.

Direct Compensation Components

Base Salary

Base salary is the only fixed component of our executive officers’ total direct compensation. We target base salary to equal the median salary of our peer group. An executive officer’s base salary is based on the individual’s level of responsibility, experience, reference to a specific salary band level, performance and Hillshire Brands’ annual budget for merit increases. Hillshire Brands’ merit increase budget for fiscal 2013 for executive officers, including eligible named executive officers, was 3%.

Annual Incentive Compensation

Our annual incentive award program is designed to motivate and reward executive officers for achieving short-term financial and strategic objectives. The program is composed of two inter-related plans: the Performance-Based Incentive Plan (the “PBIP”), which is a stockholder-approved plan providing an overall limit on annual incentive payments for the named executive officers, and the AIP, which is a Board-approved and Compensation Committee-administered plan for determining actual incentive awards each year for hundreds of employees, including the named executive officers. The PBIP design is intended to provide annual incentive awards that qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The AIP provides participants, including the named executive officers, with annual cash incentive award opportunities for the achievement of goals that are set within the first 90 days of each fiscal year. The AIP provides target payout opportunities that are expressed as a percentage of a participant’s fiscal year base salary, with actual payouts ranging from 0% to 150% of target for various levels of performance. Payout opportunities increase with the participants’ salary band level, which is consistent with our compensation philosophy of increasing the level of pay at risk for higher level positions. For participants in the PBIP, the Compensation Committee applies negative discretion factors to reduce the maximum annual award under the PBIP (with the PBIP maximum being defined with reference to a percentage of “Adjusted Operating Income,” as defined in the PBIP).

Mr. Connolly’s target annual incentive award opportunity for fiscal 2013 under the AIP was 100% of his base salary based upon the Compensation Committee’s review of data from our peer group and the advice of its independent compensation consultant. The AIP target award opportunities for the other named executive officers are less than Mr. Connolly’s target opportunity and also were based upon a review of competitive market data. The target opportunities were then reviewed and approved by the Compensation Committee.

Corporate Performance Objectives

For fiscal 2013, the Compensation Committee updated the metrics used as performance measures for our AIP and selected both financial and strategic metrics. The Compensation Committee approved the fiscal 2013 performance objectives for the AIP with a focus on rewarding financial and strategic performance that contributes to increased stockholder value and measuring the effectiveness of operating performance, sales, capital management and marketing investments. The AIP performance measures and their weightings within the plan were as follows:

Performance Measure	Weighting	Definition
Net Sales	20%	Net Sales is defined as the Company’s Adjusted Net Sales, which are sales from continuing operations for all segments combined excluding the impact of businesses that have been exited or divested for all periods.
EBIT	20%	EBIT is defined as the Company’s revenues, minus all expenses, including cost of sales, selling, general and administrative costs, exit activity, asset and business disposition costs, debt extinguishment costs, interest and taxes, plus (i) net interest expenses (the net of interest expense and interest income) and (ii) income tax expense.
Average Working Capital	20%	Average Working Capital is defined as the Company’s net accounts receivable plus net inventories less accounts payable, excluding intercompany receivables and intercompany accounts
Market Share Increase	20%	Market Share Increase measures the sales performance of the Company’s key brands in their respective categories.
MAP Spend as % of Net Sales	20%	MAP Spend as a % of Net Sales is determined by dividing the Company’s MAP spend by net sales.

The Compensation Committee is actively engaged in establishing the specific target performance level for each performance measure. Typically, a performance measure’s target performance level is the same as the target performance level contained in our annual operating plan. The annual operating plan is developed by management and presented by the Chief Executive Officer and Chief Financial Officer to the Board for its review and approval. The threshold performance level, at which no payout is warranted, is set relative to the prior fiscal year’s actual results and current fiscal year projections. The Compensation Committee expects the named executive officers to achieve, and hopefully exceed, the target level of performance. The maximum level of performance for each of the financial performance measures, however, is set at a high level of performance that will require significant efforts to achieve. Under the fiscal 2013 AIP, payout levels for the Market Share Increase and MAP performance measures could not exceed the target payout level unless the Company achieved at least the target payout level on the EBIT performance measure.

The financial performance goals and results used in the AIP are non-GAAP financial measures which are reported results as adjusted to exclude significant items and select other charges and gains. Significant items are material items that are not indicative of our core operating results and that are quantified and identified in our financial reports. In addition to significant items, the Compensation Committee may make other adjustments to prevent undue and/or unintended gain or loss. For fiscal 2013, the significant items in the adjustment of relevant financial data for purposes of measuring performance may include the following: charges for exit activities; various restructuring programs; spin-off related costs; impairment charges; pension partial withdrawal liability charges; benefit plan curtailment/settlement gains and losses; workers’ compensation deposit adjustment; tax charges on deemed repatriated earnings; tax costs and benefits resulting from the disposition of a business; impact of tax law changes; changes in tax valuation allowances and favorable or unfavorable resolution of open tax matters based on the finalization of tax authority examinations or the expiration of statutes of limitations.

Prior to approving award payments, the Compensation Committee reviews and approves a report from the Chief Financial Officer reconciling the corporate financial performance used to determine actual AIP payments with our financial results prepared in accordance with generally accepted accounting principles as reported on the face of the Company’s audited annual income statements.

Fiscal 2013 Annual Incentive Plan Performance Results

Following the end of fiscal 2013, the Compensation Committee evaluated our financial and strategic performance against the pre-established performance objectives. The following chart sets forth, with respect to each performance measure, the threshold, target and maximum performance levels, as well as actual fiscal 2013 performance and the AIP achievement factor.

Performance Measure	Threshold (25%)	Target (100%)	Maximum (150%)	Fiscal 2013 Actual	Achievement Factor
Net Sales	$3,766	$3,964	$4,162	$3,920	83.3%
EBIT	$295	$315	$330	$365	150.0%
Average Working Capital	6.9%	6.3%	5.7%	6.5%	75.0%
Market Share Increase	At least 2 of 7 Key Brands	At least 4 of 7 Key Brands	All of the 7 Key Brands	Increase in 3 of the 7 Key Brands	62.5%
MAP Spend as % of Net Sales	3.6%	4.0%	4.4%	4.4%	150.0%

The achievement factors for results falling between the performance levels set forth above are determined by straight line interpolation. For fiscal 2013, all AIP participants, including the named executive officers, received payouts at 104.2% of their respective target payout opportunities. The table below shows the award opportunities under the AIP and the fiscal 2013 actual payouts for each of the named executive officers:

Named Executive Officer	Annual Incentive Plan Target As % of Salary	Annual Incentive Plan Target ($)	Annual Incentive Plan Maximum As % of Salary	Annual Incentive Plan Maximum ($)	Actual FY13 Annual Incentive Award ($)
Sean M. Connolly	100%	$900,000	150%	$1,350,000	$937,440
Maria Henry	80%	$471,449	120%	$707,174	$491,062
Andrew P. Callahan	70%	$243,731	105%	$365,596	$253,870
Thomas P. Hayes	70%	$286,969	105%	$430,454	$298,907
Kent B. Magill	70%	$297,500	105%	$446,250	$309,876

Long-Term Incentive Compensation

Our long-term incentive compensation award program is designed to motivate and retain talented executive officers and reward them for achieving long-term financial results that are aligned with our stockholders’ interests. These long-term incentives are equity-based and are provided under stockholder-approved plans, which permit the use of a number of different types of equity-based awards, including stock options, restricted stock, restricted stock units and performance shares or units.

As a part of our competitive positioning process, we determine a market competitive, long-term incentive value guideline for each executive officer’s salary band level based on compensation data of our peer group and other general industry surveys. These grant value guidelines are developed by management and presented to the Compensation Committee for its review and approval. Specific awards are then made to our executive officers based on the Chief Executive Officer’s recommendations taking into account the grant value guidelines and each officer’s individual performance, potential for advancement, and importance to the Company’s long-term success.

Fiscal 2013 – 2015 Award Program

In August 2012, the Compensation Committee approved the mix of equity-based awards that comprise the long-term incentive program for fiscal 2013 – 2015. The program is designed to provide alignment with stockholders’ interests with an emphasis on performance-based equity awards and to motivate strong financial performance over a three-year performance cycle. Named executive officers and other executives received 50% of their long-term incentive value in PSUs and 50% in stock options. The stock options were non-qualified stock options with a ten-year term and will cliff vest 100% on August 31, 2015, if the employee remains employed by Hillshire Brands through the vesting date. Mr. Magill, who was hired as our Executive Vice President, General Counsel and Corporate Secretary in June 2012, also received time-based RSUs with a value on the grant date of $200,000 as an inducement to join the company.

Under the program, the PSUs will vest on August 31, 2015 based on our three-year total shareholder return relative to the TSR peer group (as described below). Under the fiscal 2013 – 2015 award program, payouts could range from 0% to 150% of the target PSUs granted, based on the following grid:

Relative Percentile TSR Performance Result	Payout % of PSUs Granted (1)
> 90th percentile	150%
70th percentile	125%
50th percentile	100%
25th percentile	50%
< 25th percentile	0%

(1)	Payouts between levels are determined by straight-line interpolation.

In fiscal 2012, Hillshire Brands engaged Mercer to assist with developing a peer group of companies for purposes of measuring Hillshire Brands total shareholder return performance (“TSR peer group”). Based on its review, Mercer developed a TSR peer group consisting of the peer group described above and 16 additional companies with the following characteristics:

•	Similar industry and size;

•	Competitor for business and capital;

•	Food and beverage operational focus; and

•	High proportion of domestic sales.

The TSR peer group used for the fiscal 2013 – 2015 award program, which was also reviewed by the Compensation Committee’s independent compensation consultant and reviewed and approved by our Compensation Committee, consists of the following companies in addition to the companies included in the fiscal 2013 peer group discussed above:

Boston Beer Company, Inc.	Lancaster Colony Corporation
Chiquita Brands International, Inc.	Monster Beverage Corporation
General Mills, Inc.	National Beverage Corp.
Green Mountain Coffee Roasters, Inc.	Pilgrim’s Pride Corporation
Hain Celestial Group, Inc.	Seneca Foods Corporation
H.J. Heinz Company	Smart Balance, Inc.
J&J Snack Foods Corp.	Snyder’s-Lance, Inc.
Kellogg Company	Tootsie Roll Industries, Inc.

Our Outstanding Fiscal 2012 – 2014 Award Program

Our fiscal 2012 – 2014 award program was structured in two phases with the expectation that the Spin-Off would be completed towards the end of the first year of our typical three-year performance cycle. Accordingly, in accordance with the program design, participants received approximately one-third of the equity grant in fiscal 2012 and, only if still employed by Hillshire Brands, received the remaining two-thirds of the fiscal 2012 – 2014 equity grant after the Spin-Off.

The portion of the fiscal 2012 – 2014 PSUs that were granted in fiscal 2012 were earned based on the fiscal 2012 operating income performance of pre-separation, consolidated Sara Lee Corporation, while the portion of the fiscal 2012 – 2014 PSUs granted in fiscal 2013 will be earned based on the total shareholder return of Hillshire Brands during fiscal 2013 – 2014 relative to the TSR peer group. Payouts with respect to the fiscal 2013 grant of PSUs will be determined based on the performance grid and TSR peer group discussed above under “Fiscal 2013 – 2015 Award Program.” Please see the “Grants of Plan-Based Awards in Fiscal Year 2013 Table” for the number of PSUs granted to each named executive officer in fiscal 2013 under the second phase of the fiscal 2012 – 2014 award program.

Severance and Change in Control Arrangements

Our Severance Plans for Corporate Officers provide benefits in the event an executive officer is involuntarily separated from the Company. Benefits under the Severance Plans are a function of the individual’s level and service, with a maximum severance period of 24 months. These programs are provided as a temporary source of income following an officer’s involuntary termination of employment (without cause) and, in the case of a change in control of the Company, to also help provide continuity of management through the transaction. We periodically compare the program provisions against our peer group to review their market competitiveness. Based on the most recent analysis, we believe the severance provisions contained in our Severance Plans for Corporate Officers are appropriate.

The Change in Control Plan contained in the Severance Plans for Corporate Officers provides that the maximum severance payment to the top tier of executive officers covered by the plan is two and one-half times the sum of an affected executive officer’s base salary and target annual incentive opportunity. This plan has a “double trigger” requirement for severance, meaning that before severance is payable both a change in control of the Company must occur and the executive officer’s employment also must be terminated. The Company does not provide excise tax reimbursements or gross-ups on any change in control benefits.

While our Severance Plans for Corporate Officers reduce the need to negotiate individual severance provisions, the Compensation Committee recognizes that under certain circumstances individual severance arrangements may be desirable or beneficial to the Company. Accordingly, the Compensation Committee has the

discretion to negotiate individual severance arrangements with participants covered by the plan when circumstances warrant such arrangement. The Board, however, has adopted a policy requiring stockholder approval prior to entering into any severance arrangement with an executive officer that would provide severance benefits in an amount exceeding 2.99 times the individual’s base salary and target bonus.

See “Potential Payments Upon Termination or Change of Control Table” and related narrative beginning on page 34 for more detail.

Benefit Program Components

We offer our executive officers and other salaried employees a comprehensive benefits package that is competitive in comparison to our peer group, provides protection against catastrophic expenses, and provides the opportunity to accumulate adequate retirement income. Our benefits package includes both company-sponsored programs as well as voluntary programs in which employees may choose to participate. We periodically compare the competitiveness of our benefits program against our peer group. It is our objective to provide our executive officers with a benefits program that, in its aggregate value, approximates the median value of the benefit programs of our peer group. We analyze the competitiveness of our benefits program annually and continue to find that it meets this objective.

Retirement Programs

Our named executive officers participate in a 401(k) savings plan on the same basis as all of our other salaried employees.

We also maintain supplemental retirement plans which allow those employees whose compensation exceeds limits established by the Internal Revenue Code for covered compensation and benefit levels to receive the same benefits they would have earned but for these limitations. These supplemental plans, in effect, enable participants to receive the same benefits provided to those employees not impacted by these Internal Revenue Code limits.

Deferred Compensation Plan

We offer a deferred compensation plan that provides our executive officers in the United States, including the named executive officers, the ability to defer the taxation of base salary, annual incentive award payments, and certain long-term incentives, not including stock option gains. The plan is non-tax-qualified, unfunded, and provides two investment alternatives for compensation credited to the plan. Those alternatives are an interest credit account, with an interest rate for calendar 2013 of 2.08% (which is set at the cost to the Company of its issuing debt with a five-year maturity, but not to exceed 120% of the applicable federal long-term rate), and a Hillshire Brands common stock equivalent account. We offer this plan to our executives as a competitive pay practice.

Perquisites and Other Benefits

Perquisites.    We provide car allowances to our executive officers and reimbursement of relocation costs for newly retained or relocated executive officers. Relocation costs are provided in accordance with the same relocation policy applicable to all other salaried employees. These limited perquisites are typical of those provided to senior executives at the companies in our peer group.

Healthcare Plan.    The named executive officers participate in the same healthcare plans as all of our other salaried employees.

Disability and Life Insurance Plans.    Executives of the Company are eligible to receive disability and life insurance benefits on the same basis as all of our other salaried employees.

How We Make Compensation Decisions

Role of the Compensation and Employee Benefits Committee

The Compensation Committee is responsible for the review and approval of all aspects of our executive compensation program and makes all decisions regarding the compensation of our executive officers, including the named executive officers. The Compensation Committee, in consultation with the other independent directors, is responsible for, among its other duties, the following actions related to the Chief Executive Officer and other senior executives:

•	Review and approval of corporate performance goals and objectives relevant to compensation;

•	Evaluation of individual performance results in light of these goals and objectives;

•	Evaluation of the competitiveness of the total compensation package; and

•	Approval of any changes to the total compensation package, including but not limited to base salary, annual and long-term incentive award opportunities and payouts and retention programs.

The Compensation Committee’s charter is posted on our web site at www.hillshirebrands.com on the “Our Company” page under the link “Committee Charters.”

Role of Chief Executive Officer in Compensation Decisions

Our Chief Executive Officer recommends to the Compensation Committee any compensation changes affecting the officers under the Compensation Committee’s purview, other than himself. Within the framework of the compensation programs approved by the Compensation Committee and based on management’s review of market competitive pay for comparable positions, each year our Chief Executive Officer recommends the level of base salary increase and the long-term incentive award value for the other officers. These recommendations are based upon the Chief Executive Officer’s assessment of the individual’s performance, longer-term potential, the performance of the individual’s respective business or function and employee retention considerations. The Compensation Committee reviews the Chief Executive Officer’s recommendations and must approve any compensation changes affecting corporate officers at or above the level of a Board-appointed Corporate Vice President and other executives in the Senior Vice President – I salary band and above, which include all of the Company’s executive officers. Analyses of competitive Chief Executive Officer pay and recommendations for salary, AIP and long-term incentive compensation actions are performed by the Compensation Committee’s independent consultant and reviewed by the Compensation Committee in executive session. The Chief Executive Officer does not participate in any decisions affecting his own compensation.

Role of Compensation Consultants

The Compensation Committee has retained FWCook as its independent executive compensation consultant. The relationship between the Compensation Committee and FWCook is described beginning on page 7 of this proxy statement under “Relationship with Executive Compensation Consultant.”

The market data that the Compensation Committee considers when making executive compensation decisions is based on information from SEC filings as well as nationally recognized surveys conducted by AonHewitt, Mercer and Towers Watson. In addition, in fiscal 2013, the Company directly engaged Mercer to assist in re-evaluating our peer group.

Other Compensation Policies

Stock Ownership

One of the key objectives of our executive compensation program is alignment with the long-term interests of our stockholders. We believe that an effective way to achieve this alignment is to ensure that our executive officers are stockholders and have a significant financial interest in the Company. We have had some form of executive stock ownership guidelines since 1991. Our guidelines currently apply to approximately 46 executives.

Under our stock ownership guidelines, which were recently updated by the Compensation Committee, our executives are required to maintain ownership in our common stock in the following amounts:

Chief Executive Officer: Five times annual base salary

Executive Vice President and Senior Vice President: Three times annual base salary

Vice President: One times annual base salary

Executives have five years from the time they are hired or promoted into a given position to attain the required ownership level. Our updated stock ownership guidelines have a retention/holding feature that requires executives to retain 50% of all shares received, on a post-tax basis. If the minimum required ownership level is not achieved in five years, executives are required to retain 100% of all shares received, on a post-tax basis, until they have achieved the required ownership level. After reaching the required ownership level, executives are thereafter required to continue to retain 50% of all shares received, on a post-tax basis.

Stock options and PSUs do not count towards meeting the guidelines. Time-based restricted share units and shares held directly or indirectly, including shares acquired on exercise of stock options and shares and share equivalents held under our retirement and deferred compensation plans, count toward these guidelines. The number of shares required to be owned by each executive will be determined by dividing the applicable salary amount described above by the closing price of our common stock on the first trading day of the calendar year.

Compensation Recovery

Our AIP and the individual award agreements for all long-term equity incentive awards permit us to cancel the outstanding award if the holder of the award engages in an activity that is contrary or harmful to the interests of Hillshire Brands. In addition, our AIP and the individual award agreements for the PSUs granted to our executive officers, including the named executive officers, permit the Compensation Committee to increase or decrease the amount paid out under an award if the original payout amount was calculated based on financial results that are subsequently restated due to material noncompliance with the SEC’s financial reporting requirements within two years after the date the award was paid out.

Derivatives Trading and Hedging

All of Hillshire Brands’ officers, directors and employees, including the named executive officers, are required to comply with our Global Business Standards, which prohibits the hedging of company stock. Persons covered by the Global Business Standards may not engage in “short sales” or trading in puts, calls or other options on Hillshire Brands’ common stock.

Opportunity for Stockholder Feedback

The Compensation Committee carefully considers feedback from our stockholders regarding our executive compensation program. Stockholders are invited to express their views to the Compensation Committee as described under the heading “Communications with the Board of Directors” on page 5 of this proxy statement.

In addition, the Compensation Committee also seeks to ensure that Hillshire Brands’ executive compensation program is aligned with the interests of its stockholders. In that respect, as part of its ongoing review of Hillshire Brands’ executive compensation program, the Compensation Committee considered the affirmative stockholder “say on pay” vote at Hillshire Brands’ 2012 Annual Meeting of Stockholders and determined that Hillshire Brands’ executive compensation objectives and compensation elements continued to be appropriate and did not make any changes to Hillshire Brands’ executive compensation program in response to such stockholder vote. At the October 2012 Annual Meeting of Stockholders, approximately 98% of votes cast were voted in favor of the compensation paid to Hillshire Brands’ named executive officers.

Compensation Committee Report

The Compensation and Employee Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and its Annual Report on Form 10-K for fiscal 2013.

Compensation and Employee Benefits Committee

Jonathan P. Ward, Chairperson, Ellen L. Brothers, Virgis W. Colbert and James D. White

Summary Compensation Table and Narrative Disclosure

The following table presents, for the fiscal years ended June 29, 2013 and June 30, 2012, the compensation of our named executive officers. For fiscal 2013, our named executive officers included Sean M. Connolly, our principal executive officer, Maria Henry, our principal financial officer, and Messrs. Callahan, Hayes, and Magill, the next three most highly-compensated executive officers who were serving as executive officers of Hillshire Brands at the end of fiscal 2013. Since Messrs. Connolly, Hayes, Callahan, Davis and Ms. Henry were not appointed executive officers until June 28, 2012, their compensation for the fiscal year ended July 2, 2011 was omitted from the table.

For information on the role of each component within the total compensation package, see the relevant description in the “Compensation Discussion and Analysis” beginning on page 22 of this proxy statement. For more information regarding how the amounts in the table are calculated, see the narrative that follows the footnotes to the table.

Fiscal 2013 Summary Compensation Table1

Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Sean M. Connolly	2013	$900,000	$0	$2,100,033	$2,100,009	$937,440	$346,285	$6,383,767
President and Chief Executive Officer	2012	$413,077	$2,313,077	$2,300,017	$300,022	$0	$56,010	$5,382,203
Maria Henry	2013	$589,375	$0	$1,041,690	$1,041,672	$491,062	$85,171	$3,248,970
Executive Vice President, Chief Financial Officer	2012	$549,199	$75,000	$708,360	$208,353	$198,613	$90,337	$1,829,862
Andrew P. Callahan	2013	$348,333	$0	$625,033	$625,003	$253,870	$54,658	$1,906,897
Executive Vice President and President, Retail	2012	$285,575	$0	$125,010	$125,012	$116,704	$66,647	$718,948
Thomas P. Hayes	2013	$410,000	$0	$625,033	$625,003	$298,907	$63,931	$2,022,874
Executive Vice President and Chief Supply Chain Officer	2012	$369,520	$0	$125,010	$125,012	$147,942	$75,089	$842,572
Kent B. Magill	2013	$425,000	$0	$525,013	$325,004	$309,876	$108,520	$1,693,413
Executive Vice President, General Counsel and Corporate Secretary

(1)	Compensation was not reported for the fiscal year ended July 2, 2011, as the named executive officers were not executive officers during fiscal 2011.
(2)	For fiscal 2012, represents the new-hire payments for Mr. Connolly and Ms. Henry. It also includes the portion of Mr. Connolly’s payout under the fiscal 2012 AIP that was guaranteed at “target” performance level and pro-rated for active service.
(3)

The amounts reported include shares of restricted common stock granted to Mr. Connolly and Ms. Henry in fiscal 2012 and RSUs granted to Mr. Magill in fiscal 2013 in connection with joining the company. Amounts in fiscal 2013 also include the remaining two-thirds of the equity grants made under the second phase of our outstanding fiscal 2012 – 2014 award program after the Spin-Off was completed. The fiscal 2012 – 2014 award program was structured in two phases with the expectation that the Spin-Off would be completed towards the end of the first year of our typical three-year performance cycle and is described on page 28 of this proxy statement. The table also includes PSUs granted in fiscal 2013 under the fiscal 2013 – 2015 award program. The PSUs are valued based on grant date fair value determined in accordance with FASB ASC Topic 718 and the reported values do not correspond with the value that may ultimately be realized by the named executive officer. Under FASB ASC Topic 718, the performance measure related to the PSUs is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amounts reflected in the table above that could be calculated and disclosed based on achievement of market-based vesting conditions.

(4)	Consists of payments under the fiscal 2013 AIP, which is described beginning on page 24 of this proxy statement.
(5)	Amounts shown in the “All Other Compensation” column for fiscal 2013 consisted of the following:

Name	Company Contributions To Defined Contribution Plans (a)	Company Paid Life Insurance Premiums	Car Allowance (b)	Relocation Benefits (c)	Tax Reimbursements on Relocation Benefits (d)	Total (e)
Sean M. Connolly	$126,556	$3,429	$12,000	$196,027	$8,273	$346,285
Maria Henry	$72,341	$829	$12,000	$0	$0	$85,171
Andrew P. Callahan	$42,166	$492	$12,000	$0	$0	$54,658
Thomas P. Hayes	$51,355	$576	$12,000	$0	$0	$63,931
Kent B. Magill	$28,129	$1,261	$12,000	$47,044	$20,086	$108,520

(a)	Represents the matching and company contributions to the Section 401(k) Plan and 401(k) SERP in which all of the named executive officers participate.
(b)	Represents the car allowance which is a flat rate of $1,000 per month.
(c)	Represents relocation costs for Mr. Connolly and Mr. Magill in accordance with the Company’s relocation policy. These relocation expenses were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid to the service provider or the named executive officer, as applicable.
(d)	Represents tax reimbursements on certain relocation costs for Mr. Connolly and Mr. Magill in accordance with the Company’s relocation policy which were remitted to the applicable tax authorities.
(e)	Hillshire Brands purchases season tickets to sporting and entertainment events for business outings with customers and vendors. If the tickets are not used for business purposes, the named executive officers and other employees may have opportunities to use these tickets. The table does not include any amounts for such tickets because no incremental cost is incurred by the Company relating to the use of such tickets.

Salary — This column reflects the base salary earned during the fiscal year, including any amounts deferred by a named executive officer in our Section 401(k) Plan.

Bonus — This column reflects any guaranteed or new-hire bonus payments received by a named executive officer during the fiscal year.

Stock Awards — This column reflects the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to restricted stock, RSUs and PSUs granted during each fiscal year. The restricted stock and RSU value is calculated using the closing market price of our common stock on the grant date. For PSUs, the grant date fair value was calculated based on the probable outcome of the market-based performance conditions and the application of a Monte Carlo simulation model. For additional information on the valuation assumptions relating to the PSUs, see the note on “Stock-Based Compensation” to our consolidated financial statements contained in our annual report on Form 10-K for fiscal 2013. PSUs represent the right to receive shares of our common stock if, and to the extent that, performance targets set by the Compensation Committee are achieved. RSUs represent the right to receive shares of our common stock if the holder remains employed by Hillshire Brands through a specified vesting date. Restricted stock represents shares of our common stock with restrictions that will be lifted if the holder remains employed by Hillshire Brands through a specified vesting date. The amounts reported in the table reflect the grant date fair value and do not reflect the value that may ultimately be realized by the named executive officer.

Option Awards — This column reflects the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to the stock options granted each year. The value is calculated using the closing market price of our common stock and the Black-Scholes value on the date of grant. For additional information on the valuation assumptions relating to the stock options, see the note on “Stock-Based Compensation” to our consolidated financial statements contained in our annual report on Form 10-K for fiscal 2013. Stock options represent the right to purchase shares of our common stock at a specified price, over a specified term (usually 10 years) following the grant date if the holder remains employed by Hillshire Brands through a specified vesting date. The amounts reported in the table reflect the grant date fair value and do not reflect the value that may ultimately be realized by the named executive officer.

Non-Equity Incentive Plan Compensation — This column reflects the cash awards earned by the named executive officers for fiscal 2013 under our AIP. Our AIP is an incentive plan based on achieving pre-established annual net sales, earnings before interest and taxes, average working capital, market share increase and MAP spend as a % of net sales performance targets. Awards under the AIP are paid in cash. For further information about the AIP, see the description beginning on page 24 of this proxy statement.

All Other Compensation — This column reflects all other compensation for fiscal 2013 not reported in the previous columns, such as Hillshire Brands’ contributions to the Section 401(k) Plan and 401(k) SERP, payment of insurance premiums, car allowances and relocation benefits.

Potential Payments Upon Termination Or Change In Control Table

The table below presents the potential estimated payments to each named executive officer as if the individual’s employment had been terminated as of June 28, 2013, the last business day of fiscal 2013. If applicable, the amounts in the table were calculated using the closing market price of $33.08 per share of Hillshire Brands’ common stock on June 28, 2013, the last trading day of fiscal 2013.

Name	Severance Pay ($)	Equity With Accelerated Vesting ($)	Retirement Plan Benefits: Pension Plan (Qualified & SERP) ($) (1)	Continued Perquisites and Benefits ($) (2)	Total ($)
Sean M. Connolly
Death	—	6,661,216	—	—	6,661,216
Disability	—	6,661,216	—	—	6,661,216
Involuntary Termination (Severance)	1,575,000	2,638,315	55,125	—	4,268,440
Termination If Change In Control	4,500,000	6,661,216	157,500	33,368	11,352,083
Maria Henry
Death	—	3,118,677	—	—	3,118,677
Disability	—	3,118,677	—	—	3,118,677
Involuntary Termination (Severance)	947,600	1,152,964	33,166	—	2,133,730
Termination If Change In Control	2,665,125	3,118,677	93,279	10,497	5,887,579
Andrew P. Callahan
Death	—	1,871,258	—	—	1,871,258
Disability	—	1,871,258	—	—	1,871,258
Involuntary Termination (Severance)	676,719	691,803	23,685	—	1,392,206
Termination If Change In Control	1,508,750	1,871,258	52,806	33,368	3,466,182
Thomas P. Hayes
Death	—	1,871,258	—	—	1,871,258
Disability	—	1,871,258	—	—	1,871,258
Involuntary Termination (Severance)	1,099,525	691,803	38,483	—	1,829,811
Termination If Change In Control	1,751,000	1,871,258	61,285	17,942	3,701,486
Kent B. Magill
Death	—	1,092,774		—	1,092,774
Disability	—	1,092,774		—	1,092,774
Involuntary Termination (Severance)	648,125	310,172	22,684	—	980,981
Termination If Change In Control	1,806,250	1,092,774	63,219	24,014	2,986,256

(1)	Represents the incremental annual company contribution of 2.5% and an additional company contribution of 1% to the 401(k) SERP for the named executive officers.

(2)	The amounts reported in the “Continued Perquisites and Benefits” column include the costs of company-paid premiums for medical and dental that is continued in the case of a change in control of Hillshire Brands.

The payments and benefits provided to our executive officers, including the named executive officers, upon their voluntary termination of employment do not discriminate in scope, terms, or operation in favor of our executive officers compared to the benefits offered to all salaried employees. Consequently, these benefits are not included in the table.

The amounts disclosed in the table are in addition to amounts each named executive officer earned or accrued prior to the date of the hypothetical termination of employment, such as balances under our deferred compensation plan, previously vested stock options and restricted stock units, and accrued vacation. For information about these previously earned and accrued amounts, see the tables entitled “Outstanding Equity Awards at 2013 Fiscal Year-End Table,” “Option Exercises and Stock Vested In Fiscal Year 2013,” and “Nonqualified Deferred Compensation In Fiscal Year 2013” that are located elsewhere in this proxy statement.

Description of Death Payments.    In the event of a named executive officer’s death, the individual’s beneficiaries would receive (i) benefits payable under the life insurance plan, (ii) accelerated vesting of all outstanding unvested stock options, RSUs and restricted stock, with the options remaining exercisable for the lesser of five years or their remaining terms, (iii) continued vesting of all PSUs, and (iv) an annual incentive bonus for the year in which the death occurs, based on actual payout rates but prorated for the period of the individual’s active service. We have not included a value for the annual incentive plan payments in the table on page 34 of this proxy statement because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred.

Description of Disability Payments.    A named executive officer’s employment is considered terminated for disability if the individual is determined to be disabled under the terms of our disability plan. An individual who becomes disabled would receive (i) benefits payable under our disability plans, (ii) continued participation in our medical, dental and supplemental nonqualified retirement plans while on active payroll, (iii) accelerated vesting of all outstanding unvested stock options, RSUs and restricted stock, with the options remaining exercisable for the lesser of five years or their remaining terms, (iv) continued vesting of all PSUs, (v) an annual incentive bonus for the year in which termination occurs, based on actual payout rates but prorated for the period of the individual’s active service, and (vi) participation in our retiree medical plan for the individual and any dependents, if eligible. We have not included a value for the annual incentive plan payments in the table on page 34 of this proxy statement because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred.

Description of Retirement Payments.    In the event of retirement, a named executive officer is entitled to receive continued vesting of the individual’s outstanding PSUs, RSUs, and stock options, which will be exercisable for their remaining terms, and an annual incentive bonus for the year in which the individual retired, based on actual payout rates but prorated through the date of retirement. We have not included a value for these benefits in the table on page 34 of this proxy statement because they do not discriminate in scope, terms, or operation in favor of our executive officers compared to the benefits offered to all salaried employees.

Severance Plans for Corporate Officers

Our Severance Plans for Corporate Officers provide specified benefits upon the involuntary termination of employment of a corporate officer who has been elected by the Board of Directors. The Severance Plans consist of two separate plans: a plan that covers involuntary termination of employment that does not occur in connection with a change in control of Hillshire Brands (the “Involuntary Termination Plan”), and a plan that covers termination of employment in connection with a change in control of Hillshire Brands (the “CIC Plan”). If the terminated officer is domiciled outside of the United States on the termination date, at the discretion of the Compensation Committee, the terminated officer may receive the severance benefits required to be paid pursuant to the laws of the country in which the terminated officer is domiciled in lieu of the benefits described below.

Description of Involuntary Termination Plan.    The Involuntary Termination Plan provides that if a corporate officer’s employment is terminated without cause (which means that the officer was terminated involuntarily or resigned at our request, other than for misconduct or detrimental actions specified in the Involuntary Termination Plan), the terminated officer would receive the following benefits:

•

A minimum of 12 months and a maximum of 24 months of severance payments depending on the officer’s position and length of service. Each severance payment equals the officer’s base salary plus 75% of the officer’s target annual incentive bonus for the fiscal year in which the termination occurs, computed and paid on a monthly basis.

•

Prorated payments under the annual incentive plan for the fiscal year of termination based on actual financial results. We have not included a value for the annual incentive plan payments in the table on page 34 of this proxy statement because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred

•

Under the terms of our equity award agreement, the officer would be entitled to receive (i) a portion of any RSU or stock option award in effect in the fiscal year of termination, based on the period of the officer’s length of service through the termination date and subject to the terms of the award, and (ii) continued vesting of any PSU award in effect in the fiscal year of termination, based on actual performance and prorated for the period of the officer’s length of service through the termination date and subject to the terms of the award.

•

Continued participation in our medical and dental plans for up to three months, and outplacement services for up to one year. The value of the employer’s portion of the medical and dental premiums, that are paid by us, are included in the table on page 34 of this proxy statement.

Other than as set forth above, the terminated corporate officer’s participation in all other benefit plans ceases as of the date of termination of employment. No benefits are payable unless the terminated officer signs a separation agreement that prohibits the officer from, among other things, soliciting business from our customers and attempting to hire our employees during the severance period, and disclosing our confidential information. The corporate officer also must agree to release any claims against Hillshire Brands and to refrain from working for our competitors during the severance period. Payments terminate if the terminated officer becomes employed by one of our competitors during the severance period, or violates any of the above severance conditions.

Description of CIC Plan.    The CIC Plan provides for severance pay and continuation of certain benefits if a corporate officer’s employment is terminated involuntarily within two years following, or within six months prior to, a change in control of Hillshire Brands. A “change in control” generally is defined as the acquisition by a party of 20% or more of the voting capital stock of Hillshire Brands, the consummation of certain reorganizations, mergers or consolidations involving Hillshire Brands, a sale or other disposition of all or substantially all of Hillshire Brands’ assets, the liquidation or dissolution of Hillshire Brands, or a change in the majority of Hillshire Brands’ Board of Directors. If such event occurs, a terminated officer would receive the following benefits:

•

A payment equal to 2.5 times the sum of the Chief Executive Officer’s and any Executive Vice President’s (or 2.0 times for any other terminated officer) base salary and their target annual incentive bonus for the fiscal year in which the change in control occurs, paid as a single lump sum payment.

•

Prorated payment under the annual incentive plan for the fiscal year of termination based on actual financial results. We have not included a value for the annual incentive plan payments in the table on page 34 of this proxy statement because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred.

•

Accelerated vesting of all unvested stock options, RSUs and PSUs (assuming a “target” level of performance in the case of PSUs); provided, however, if the change in control is structured as an offer to purchase all of Hillshire Brands’ outstanding voting stock for cash, then all stock options, RSUs and PSUs automatically vest upon the change in control even if the officer’s employment is not terminated.

•

Continued participation in our medical and dental plans for 2.5 years after termination for the Chief Executive Officer and any Executive Vice President (or 2.0 years for any other terminated officer) and outplacement services for up to one year. The value of the employer’s portion of the medical and dental premiums, which are paid by us, are included in the table on page 34 of this proxy statement.

No benefits are payable unless the terminated officer signs a separation agreement that prohibits the officer from, among other things, soliciting business from our customers and attempting to hire our employees during the term of the separation agreement, and disclosing our confidential information. The corporate officer also must agree to release any claims against Hillshire Brands and to refrain from working for our competitors for 2.5 years after termination for the Chief Executive Officer and any Executive Vice President, or 2.0 years after termination for any other officer. Payments terminate if the terminated officer becomes employed by one of our competitors.

No Tax Reimbursements or Gross Ups.    The CIC Plan does not provide for the reimbursement of executive officers for any excise taxes they may incur in connection with a change in control. In the event that any payments made under the CIC Plan would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, and if reducing the amount of the payments would result in greater benefits to the officer (after taking into consideration the payment by the officer of all income and excise taxes that would be owed as the result of the change in control payments), we will reduce the change in control payments by the amount necessary to maximize the benefits received by such officer, determined on an after-tax basis.

Grants of Plan-Based Awards In Fiscal Year 2013 Table

The following table provides, for each of the named executive officers, information concerning cash awards under our annual incentive plan for fiscal 2013 and grants of equity awards made during fiscal 2013.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (6)
Name	Grant Type	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Sean M. Connolly	AIP	—	$225,000	$900,000	$1,350,000
	Options	8/10/2012								102,207	$25.32	$600,005
	PSUs	8/10/2012				6,748	26,991	40,487				$600,010
	Options	8/23/2012								248,827	$25.85	$1,500,004
	PSUs	8/23/2012				15,593	62,371	93,557				$1,500,023
Maria Henry	AIP	—	$117,862	$471,449	$707,174
	Options	8/10/2012								70,977	$25.32	$416,670
	PSUs	8/10/2012				4,686	18,744	28,116				$416,679
	Options	8/23/2012								103,678	$25.85	$625,002
	PSUs	8/23/2012				6,497	25,988	38,982				$625,011
Andrew P. Callahan	AIP	—	$60,933	$243,731	$365,596
	Options	8/10/2012								42,586	$25.32	$250,001
	PSUs	8/10/2012				2,812	11,247	16,871				$250,021
	Options	8/23/2012								62,207	$25.85	$375,002
	PSUs	8/23/2012				3,898	15,593	23,390				$375,012
Thomas. P. Hayes	AIP	—	$71,742	$286,969	$430,454
	Options	8/10/2012								42,586	$25.32	$250,001
	PSUs	8/10/2012				2,812	11,247	16,871				$250,021
	Options	8/23/2012								62,207	$25.85	$375,002
	PSUs	8/23/2012				3,898	15,593	23,390				$375,012
Kent B. Magill	AIP	—	$74,375	$297,500	$446,250
	Options	8/23/2012								53,913	$25.85	$325,004
	PSUs	8/23/2012				3,379	13,514	20,271				$325,012
	RSUs	8/23/2012							7,737			$200,001

(1)	The awards granted on August 10, 2012 represent the remaining two-thirds of the equity grant made under the second phase of the fiscal 2012 – 2014 program after the Spin-Off was completed. The fiscal 2012 – 2014 award program was structured in two phases with the expectation that the Spin-Off would be completed towards the end of the first year of our typical three-year performance cycle and is described on page 28 of this proxy statement. The awards granted on August 23, 2012 represent the equity grant made under the fiscal 2013-2015 program.

(2)	These columns consist of awards under the AIP for fiscal 2013. The “Threshold” column represents the amount payable to the named executive officers when the threshold performance is met. Achievement below “Threshold” performance would result in a zero payout. The “Target” column represents the payout amount if the specified performance targets are achieved. The “Maximum” column represents the maximum payout possible under the plan. See the “Fiscal 2013 Summary Compensation Table” for actual amounts paid under the fiscal 2013 AIP.
(3)	These columns contain the performance-based PSU grants only. The “Threshold” column represents the number of shares that may be earned when threshold performance is met. If performance is at or below the threshold performance, no shares are earned. The “Target” column represents the number of shares that may be earned if the specified total shareholder return performance relative to the TSR peer group target is achieved. The “Maximum” column represents the maximum number of shares that may be earned under the plan, which is achieved if the specified maximum total shareholder return performance relative to the TSR peer group is achieved.
(4)	This column contains the number of RSUs granted in fiscal 2013. The RSU grant for Mr. Magill will vest in equal proportions on August 31, 2013, August 31, 2014 and August 31, 2015, subject to continued employment with Hillshire Brands through such dates.
(5)	This column contains the non-qualified stock options that were granted on August 10, 2012 and August 23, 2012. Each option vests in full on August 31, 2014 and August 31, 2015, respectively and remains exercisable for ten years and has an exercise price equal to the closing market price of our common stock on the grant date.
(6)	Represents the grant date fair value of stock options, RSUs and PSUs, which were calculated in accordance with FASB ASC Topic 718 based on the closing market price per share of Hillshire Brands common stock on the date of grant ($25.32 per share on August 10, 2012 and $25.85 on August 23, 2012).

Outstanding Equity Awards at Fiscal 2013 Year-End Table

The following table provides information on the outstanding equity awards held by each of the named executive officers as of June 29, 2013. The equity awards reported in the Option Awards columns consist of non-qualified stock options. The equity awards reported in the Stock Awards columns consist of restricted stock, RSUs and PSUs.

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Vale of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sean M. Connolly	1/26/2012	(1)	0	45,267	$29.6600	1/26/2022	1/26/2012(2)	20,866	$690,247
	8/10/2012	(1)	0	102,207	$25.3200	8/10/2022	1/26/2012(1)	8,099	$267,915
	8/23/2012	(3)	0	248,827	$25.8500	8/23/2022	8/10/2012(4)			26,991	$892,862
							8/23/2012(5)			62,371	$2,063,233
TOTAL			0	396,301				28,965	$958,162	89,362	$2,956,095
Maria Henry	11/4/2011	(1)	0	32,952	$28.6500	11/4/2021	11/4/2011(1)	5,822	$192,592
	8/10/2012	(1)	0	70,977	$25.3200	8/10/2022	8/10/2012(4)			18,744	$620,052
	8/23/2012	(3)	0	103,678	$25.8500	8/23/2022	8/23/2012(5)			25,988	$859,683
TOTAL			0	207,607				5,822	$192,592	44,732	$1,479,735
Andrew P. Callahan	11/4/2011	(1)	0	19,771	$28.6500	11/4/2021	11/4/2011(1)	3,494	$115,582
	8/10/2012	(1)	0	42,586	$25.3200	8/10/2022	8/10/2012(4)			11,247	$372,051
	8/23/2012	(3)	0	62,207	$25.8500	8/23/2022	8/23/2012(5)			15,593	$515,816
TOTAL			0	124,564				3,494	$115,582	26,840	$887,867
Thomas P. Hayes	11/4/2011	(1)	0	19,771	$28.6500	11/4/2021	11/4/2011(1)	3,494	$115,582
	8/10/2012	(1)	0	42,586	$25.3200	8/10/2022	8/10/2012(4)			11,247	$372,051
	8/23/2012	(3)	0	62,207	$25.8500	8/23/2022	8/23/2012(5)			15,593	$515,816
TOTAL			0	124,564				3,494	$115,582	26,840	$887,867
Kent B. Magill	8/23/2012	(3)	0	53,913	$25.8500	8/23/2022	8/23/2012(6)	7,737	$255,940
							8/23/2012(5)			13,514	$447,043
TOTAL			0	53,913				7,737	$255,940	13,514	$447,043

(1)	Grant vests in full on August 31, 2014 in accordance with the plan terms and conditions and subject to continued employment with Hillshire Brands through that date.

(2)	Restricted stock grant vests on September 30, 2013 in accordance with the plan terms and conditions and subject to continued employment with Hillshire Brands through that date.
(3)	Grant vests in full on August 31, 2015 in accordance with the plan terms and conditions and subject to continued employment with Hillshire Brands through that date.
(4)	Grant will vest based on achieving the specified total shareholder return performance relative to the TSR Peer group. The final total shareholder performance will not be determined until the end of the two-year performance cycle ending June 30, 2014, and the payout of this award could range from 0% to 150% of the PSU amount originally granted. There is no interim vesting for this grant.
(5)	Grant will vest based on achieving the specified total shareholder return performance relative to the TSR Peer group. The final total shareholder performance will not be determined until the end of the three-year performance cycle ending June 30, 2015, and the payout of this award could range from 0% to 150% of the PSU amount originally granted. There is no interim vesting for this grant.
(6)	Grant vests in equal proportions on August 31, 2013, August 31, 2014 and August 31, 2015.

Market Value of Shares or Units of Stock That Have Not Vested ($) – This column reflects the market value of unvested restricted stock, RSUs or PSUs based on the closing market price per share of our common stock of $33.08 on June 28, 2013. This column contains only the restricted stock and RSUs, including PSUs that were converted to RSUs, that are subject to service-based vesting conditions.

Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) – This column reflects PSUs that will vest if and to the extent predetermined performance goals are achieved. In accordance with the SEC executive compensation disclosure rules, the amount represents the value that would be earned if target performance goals were achieved.

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) – This column reflects the market value of the unvested and unearned PSUs based on the closing market price per share of our common stock of $33.08 on June 28, 2013. This column contains only the PSUs that are subject to performance-based vesting conditions.

Option Exercises and Stock Vested In Fiscal Year 2013

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and the vesting of stock awards during fiscal 2013 by each of our named executive officers. During fiscal 2013, two of the named executive officers exercised options and none of the named executive officers acquired shares upon vesting of outstanding stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sean M. Connolly	0	$0	0	$0
Maria Henry	0	$0	0	$0
Andrew P. Callahan	34,387	$282,316	0	$0
Thomas P. Hayes	106,926	$939,046	0	$0
Kent B. Magill	0	$0	0	$0

(1)	Value realized equals the closing price of our common stock on the New York Stock Exchange on the exercise date, less the exercise price, multiplied by the number of shares exercised.

Nonqualified Deferred Compensation In Fiscal Year 2013

The following narrative and table provide information on the defined contribution portion of The Hillshire Brands Company Supplemental Executive Retirement Plan (the “401(k) SERP”) and, in the case of Mr. Hayes, The Hillshire Brands Company Executive Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)
Sean M. Connolly	$0	$94,919	$(2,743)	$0	$92,176
Maria Henry	$0	$53,341	$0	$0	$0
Andrew P. Callahan	$0	$22,416	$13,130	$0	$0
Thomas P. Hayes (2)	$0	$32,305	$47,260	$0	$0
Thomas P. Hayes (3)	$0	$0	$99,823	$0	$723,862
Kent B. Magill	$0	$0	$0	$0	$0

(1)	These amounts are included in the “All Other Compensation” column of the “Fiscal 2013 Summary Compensation Table.”
(2)	These amounts represent Mr. Hayes participation in the 401(k) SERP.
(3)	These amounts represent Mr. Hayes participation in The Hillshire Brands Company Executive Deferred Compensation Plan which is described on page 29 of this proxy statement. Distributions under the plan will follow Mr. Hayes’ elections of a (i) scheduled payment date or (ii) the earlier of date of termination or scheduled payment date.

The named executive officers participate in the 401(k) SERP. The 401(k) SERP is a nonqualified defined contribution plan intended to provide retirement benefits that could not be provided under the qualified Section 401(k) Plan due to tax law restraints and to comply with non-discrimination requirements under the qualified plan. Eligible earnings for 401(k) SERP notional contributions (since nonqualified plans are unfunded) are base salary and cash bonus in excess of the Internal Revenue Code compensation limit ($250,000 in calendar year 2012 and $255,000 in calendar year 2013). Notional 401(k) SERP accounts are valued at the trading price of our common stock and, therefore, earn a return based on that price.

Effective January 1, 2012, for all participating named executive officers, Hillshire Brands’ 401(k) program provides a 100% matching contribution of up to 5% plus annual company contributions of 2.5% on base salary and cash bonus (401(k) SERP allocations are made for eligible pay in excess of Internal Revenue Code limits). An additional annual company contribution, up to a maximum of 2.5% on base salary and cash bonus, can be earned if the Company reaches pre-determined financial performance goals. The financial performance goals are set each calendar year. Employees are always fully vested in their contributions to the Section 401(k) Plan and fully vest in Hillshire Brands’ contributions after five years of service. Employees are eligible to participate in the 401(k) program immediately upon hire. 401(k) SERP distributions occur on the 1st business day of the 7th month following the employee’s separation from service, or if applicable, per the employee’s distribution election made prior to January 1, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on its review of filings made with the SEC and representations made by the reporting persons, Hillshire Brands believes that its executive officers and directors timely filed all reports that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 during fiscal 2013.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of Hillshire Brands’ Board operates under a written charter adopted by the Board, which is reviewed annually and is available at www.hillshirebrands.com on the “Our Company” page under the link “Committee Charters.” As provided in its charter, the Audit Committee’s responsibilities include oversight of Hillshire Brands’ financial reporting and internal controls processes. However, Hillshire Brands’ management is responsible for its internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of Hillshire Brands’ consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and for issuing a report thereon. PricewaterhouseCoopers LLP (“PwC”) served as Hillshire Brands’ independent registered public accountants for fiscal 2013.

In this context, and in accordance with its charter, the Audit Committee has met with management and PwC to discuss and review Hillshire Brands’ audited financial statements. In addition, at each regular meeting the Audit Committee meets separately with Hillshire Brands’ internal auditors and with PwC. Management represented to the Audit Committee that Hillshire Brands’ audited consolidated financial statements for the fiscal year ended June 29, 2013 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed these financial statements with management and with PwC. The Audit Committee also discussed with PwC the matters required to be discussed under the applicable requirements of the PCAOB. The Audit Committee also reviewed and discussed with PwC their independence from Hillshire Brands and its management and, as part of that review, the Audit Committee received from PwC the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.

Based on its review and discussions of the matters referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in Hillshire Brands’ Annual Report on Form 10-K for the year ended June 29, 2013, for filing with the SEC.

In fulfilling its oversight responsibility for reviewing the services performed by Hillshire Brands’ independent registered public accountants, the Audit Committee retains sole authority to select, evaluate and replace the outside auditors, discusses with the independent registered public accountants the overall scope of the annual audit and the proposed audit fees, and annually evaluates the qualifications, performance and independence of the independent registered public accountants and its lead audit partner. The Audit Committee also reviewed and pre-approved all fees paid to the independent auditors, which are described in the section following this report. The Audit Committee met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, the evaluations of Hillshire Brands’ internal controls and the overall quality of Hillshire Brands’ financial reporting. The Audit Committee considered the audit and non-audit services that PwC provided in fiscal year 2013 and determined that the provision of those services is compatible with and does not impair PwC’s independence from Hillshire Brands and its management. As a result of its review, the Audit Committee has selected PwC as Hillshire Brands’ independent registered public accountants for fiscal year 2014, subject to stockholder ratification.

Audit Committee

Laurette T. Koellner, Chairperson, Todd A. Becker,

Christopher B. Begley, Craig P. Omtvedt and Sir Ian Prosser

Audit Fees

PricewaterhouseCoopers LLP (“PwC”) was Hillshire Brands’ principal auditor for fiscal 2013. Aggregate fees for professional services rendered for Hillshire Brands by PwC for the fiscal years ended June 29, 2013 and June 30, 2012 were as follows:

	Fiscal Year Ended June 29, 2013	Fiscal Year Ended June 30, 2012
Audit Fees	$3,600,000	$10,600,000
Audit-Related Fees	—	$11,100,000
Tax Fees	$249,000	$13,700,000
All Other Fees	$8,000	$7,400,000

	$3,857,000	$42,800,000

The Spin-Off, which was announced by the company in the second half of fiscal 2011 and completed at the end of fiscal 2012, was a complicated transaction. As a result, fees paid to PwC in fiscal 2012 were significantly higher than in fiscal 2013.

Audit Fees for fiscal years 2013 and 2012 were for professional services rendered for the audits of the consolidated financial statements and internal control over financial reporting, statutory audit work for corporate affiliates in non-U.S. jurisdictions, issuance of comfort letters, consents and assistance with review of documents filed with the SEC, and technical accounting advice related to business dispositions and acquisitions.

Audit-Related Fees for fiscal year 2012 were for professional services rendered for carve out audits and services related to business dispositions, including accounting and structuring advice, integrations and separation planning advice, and financial and vendor due diligence. For fiscal year 2012, approximately $10.6 million was attributable to services provided by PwC in connection with the Registration Statement on Form F-1 filed by DEMB to affect the Spin-Off, which fees are non-recurring. No audit-related fees were incurred in fiscal year 2013.

Tax Fees for fiscal years 2013 and 2012 were for various domestic and foreign tax services, including tax advice and consulting and the review of certain tax returns. For fiscal year 2012, approximately $3.2 million was attributable to tax advice and consulting in connection with the Spin-Off and with Hillshire Brands’ disposition of several businesses prior to the Spin-Off, and approximately $10.5 million was attributable to tax advice on the establishment of a new business model implemented on a post spin basis by DEMB as a result of the Spin-Off.

All Other Fees for fiscal year 2013 were comprised of licensing fees for software and for fiscal 2012 were principally comprised of consultation services and advice related to the Spin-Off and one-time restructuring activities related to the Spin-Off.

Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Audit Committee Pre-Approval Policies and Procedures

On an ongoing basis, management of Hillshire Brands defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and approves or disapproves the engagement of PwC. On a periodic basis, Hillshire Brands’ management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. For fiscal 2012, many of the specific projects for which advance approval of the Audit Committee was requested related to the Spin-Off. The projects and categories of service are as follows:

Audit — These fees include the cost of professional services to audit Hillshire Brands’ financial statements and internal control over financial reporting. The cost of the annual audit includes costs associated with the quarterly review of financial statements performed in connection with the audit, scope modifications initiated during the course of the audit work and statutory audit work for corporation affiliates in non-U.S. jurisdictions. The Audit Committee separately pre-approves a budget for services related to the issuance of comfort letters and consents, the review of documents filed with the SEC and the review of unique transactions that may arise during the course of the year.

Audit-Related Services — The Audit Committee separately pre-approves budgets for services related to carve-out audit and due diligence services related to business dispositions and acquisitions, internal control reviews, employee benefit plan audits and other agreed upon procedures, including services provided in fiscal 2012 in connection with the Registration Statement on Form F-1 filed by DEMB to affect the Spin-Off.

Tax — The Audit Committee separately pre-approves a budget for services related to tax compliance, tax planning and tax advice and consulting. The specific types of tax services approved include (a) the review of tax returns; (b) assistance with tax examinations and elections; (c) the provision of customs consultancy services; and (d) advice and consulting regarding tax codes including interpretations, procedures and private letter rulings thereof, or their equivalent in applicable jurisdictions, in the areas of income tax, value added tax, sales and use tax, and excise taxes. For fiscal year 2012, the Audit Committee also separately pre-approved budgets for services related to tax advice and consulting in connection with the Spin-Off and with Hillshire Brands’ disposition of several businesses prior to the Spin-Off, and for tax advice on the establishment of a new business model implemented on a post spin basis by DEMB as a result of the Spin-Off.

Other Services — Other services were discussed with and approved by the Audit Committee, including, in fiscal year 2013, licensing fees for software and, in fiscal year 2012, consultation services and advice related to the Spin-Off and one-time restructuring activities related to the Spin-Off.

PROPOSAL 2: RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2014

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as Hillshire Brands’ independent registered public accountants for its fiscal year ending June 28, 2014. The Audit Committee and the Board seek to have the stockholders ratify the Audit Committee’s appointment of PricewaterhouseCoopers, which has served as Hillshire Brands’ independent registered public accountants since 2002. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. If the appointment of PricewaterhouseCoopers is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of PricewaterhouseCoopers.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2014.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act of 1934, Hillshire Brands asks that you indicate your approval, on a non-binding basis, of a resolution relating to the compensation of its named executive officers as disclosed in this proxy statement under the heading “Executive Compensation.” This is the third year that Hillshire Brands is asking stockholders to vote on this type of proposal, known as a “say-on-pay” proposal. At the Annual Meeting of Stockholders held in 2012, of the total votes cast, approximately 98% of Hillshire Brands’ stockholders voted in favor of the company’s say-on-pay proposal. At the Annual Meeting of Stockholders held in 2011, stockholders were also asked to vote on a proposal seeking their views as to whether the say-on-pay vote should be held every year, every two years or every three years. A majority of stockholders voting on the matter indicated a preference for holding such vote on an annual basis. Accordingly, the Board decided, as previously disclosed, that the advisory vote on named executive officer compensation will be held on an annual basis at least until the next non-binding stockholder vote on the frequency with which the advisory vote on named executive officer compensation should be held.

Hillshire Brands’ “pay-for-performance” philosophy forms the basis for all decisions we make regarding compensation of our named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to Hillshire Brands’ ability to attract, retain and motivate individuals who can achieve superior financial results. This approach, which has been used consistently over the years, has resulted in Hillshire Brands’ ability to attract and retain the executive talent necessary to guide the company during the recent period of transition. For an overview of our compensation program for Hillshire Brands’ named executive officers and additional details about the fiscal 2013 compensation of our named executive officers, see the sections entitled “Executive Summary” beginning on page 19 of this proxy statement, “Compensation Discussion and Analysis” beginning on page 22 of this proxy statement and “Summary Compensation Table and Narrative Disclosure” beginning on page 32 of this proxy statement.

Accordingly, we are asking for stockholder approval of the following resolution:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of Hillshire Brands’ named executive officers as described in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the “Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosure in this proxy statement.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on Hillshire Brands, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation, as disclosed in this proxy statement, we will consider those stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE COMPENSATION COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF HILLSHIRE BRANDS’ NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

OTHER INFORMATION

Stockholder Proposals for the 2014 Annual Meeting

Hillshire Brands’ Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice containing the information required by the Bylaws generally must be delivered to the Corporate Secretary of Hillshire Brands, at Hillshire Brands’ principal executive offices, not later than 5:00 p.m. (Central Time) on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2014 Annual Meeting must be received by the Corporate Secretary on or after April 15, 2014, and prior to 5:00 p.m. (Central Time) on May 15, 2014. Under SEC rules, if a stockholder wishes to submit a proposal for possible inclusion in Hillshire Brands’ 2014 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, we must receive it on or before May 15, 2014.

All proposals must be in writing and should be mailed to The Hillshire Brands Company, to the attention of Hillshire Brands’ Corporate Secretary, Kent B. Magill, at The Hillshire Brands Company, 400 S. Jefferson Street, Chicago, Illinois 60607. A copy of the Bylaws may be obtained by written request to the same address, and also are available on our corporate Web site at www.hillshirebrands.com on the “Investor Relations” page under the link “Corporate Governance — Corporate Bylaws.”

Hillshire Brands’ Annual Report on Form 10-K

A copy of Hillshire Brands’ Annual Report on Form 10-K for the fiscal year ended June 29, 2013, as filed with the SEC, will be sent to any stockholder without charge upon written request addressed to:

Investor Relations Department

The Hillshire Brands Company

400 S. Jefferson Street

Chicago, Illinois 60607

+1.312.614.8100

You also may obtain our Annual Report on Form 10-K over the Internet at the SEC’s Web site, www.sec.gov.

Expenses of Solicitation

This solicitation is being made by mail, but also may be made by telephone or in person by Hillshire Brands officers and employees (without additional compensation). In addition, we have hired Mackenzie Partners, Inc. for $15,000 plus associated costs and expenses to assist in the solicitation. Hillshire Brands will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

400 SOUTH JEFFERSON STREET CHICAGO, IL 60607

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M62366-P42942 KEEP THIS PORTION FOR YOUR RECORDS

        DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE HILLSHIRE BRANDS COMPANY
The Board of Directors recommends you vote FOR each of the nominees for director.
1.	Election of 9 directors	For	Against	Abstain
	Nominees:						For	Against	Abstain
	1a. Todd A. Becker 1b. Christopher B. Begley 1c. Ellen L. Brothers 1d. Sean M. Connolly	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	.	1h. Jonathan P. Ward 1i. James D. White The Board of Directors recommends you vote FOR proposals 2 and 3.	☐ ☐	☐ ☐	☐ ☐
	1e. Laurette T. Koellner 1f. Craig P. Omtvedt 1g. Sir lan Prosser	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐		2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for fiscal 2014. 3. Advisory vote to approve executive compensation.	☐ ☐	☐ ☐	☐ ☐

	For address changes and/or comments, please check this box and write them on the back where indicated.			☐
	Please indicate if you plan to attend this meeting.	☐	☐
		Yes	No

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

ADMISSION TICKET

(Not Transferable)

2013 ANNUAL MEETING OF STOCKHOLDERS

Thursday, October 24, 2013, 9:30 - 11:00 a.m. Central Time

Westin Chicago Northwest

400 Park Boulevard

Itasca, IL 60143

Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of The Hillshire Brands Company will be held on Thursday, October 24, 2013, from 9:30 - 11:00 a.m. Central Time, at Westin Chicago Northwest, 400 Park Boulevard, Itasca, IL 60143. Stockholders owning shares at the close of business on September 3, 2013 are entitled to attend and vote at the meeting. Stockholders will vote on the election of 9 members of the Board of Directors, vote on the ratification of independent registered public accountants for fiscal year 2014, hold an advisory vote to approve executive compensation and transact such other business as may properly come before the meeting.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.hillshirebrands.com/annualmeeting.

h DETACH PROXY CARD HERE h	M62367-P42942

THE HILLSHIRE BRANDS COMPANY

Annual Meeting of Stockholders

October 24, 2013 at 9:30 AM

This proxy is solicited by the Board of Directors

The undersigned holder of common stock of The Hillshire Brands Company, a Maryland corporation (the “Company”), hereby appoints Sean M. Connolly and Kent B. Magill, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held at Westin Chicago Northwest, 400 Park Boulevard, Itasca, IL 60143, on October 24, 2013, from 9:30 to 11:00 a.m. Central Time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed.

If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director and “FOR” proposals 2 and 3, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting and any adjournment.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side